 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-266753
PROSPECTUS SUPPLEMENT
(To Prospectus dated August 25, 2022)
EVgo Inc.
23,000,000 Shares
Class A Common Stock

The selling stockholder identified in this prospectus supplement (“Selling Stockholder”) is offering 23,000,000 shares of our Class A common stock, $0.0001 par value per share (“Class A Common Stock”), pursuant to this prospectus supplement and the accompanying prospectus. We will not receive any of the proceeds from the sale of Class A Common Stock by the Selling Stockholder.
Our Class A Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “EVGO.” On December 13, 2024, the last reported sale price per share of our Class A Common Stock on the Nasdaq was $6.09 per share.
Prior to the completion of this offering, we or one of our subsidiaries will redeem from the Selling Stockholder 23,000,000 units (“EVgo OpCo Units”) of EVgo OpCo, LLC (“EVgo OpCo”) and 23,000,000 shares of our Class B common stock, $0.0001 par value per share (“Class B Common Stock”), in exchange for 23,000,000 shares of Class A Common Stock (“Redemption”).
We have two classes of authorized common stock: Class A Common Stock and Class B Common Stock. Each share of Class A Common Stock and Class B Common Stock entitles its holder to one vote per share. Immediately following completion of this offering and the Redemption (and assuming no exercise of the underwriters’ option to purchase additional shares), the Selling Stockholder and its affiliates will own 4.5% of our Class A Common Stock and 100.0% of our Class B Common Stock, representing approximately 58.9% of the voting power of our outstanding common stock. As a result, we expect to remain a “controlled company” within the meaning of the corporate governance standards of Nasdaq.
We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws and therefore subject to reduced public company reporting requirements.
Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement and any other risk factor included in the accompanying base prospectus and in the documents incorporated by reference in this prospectus supplement to read about factors you should consider before buying the Company’s securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total(1)
Public offering price	$5.00	$115,000,000
Underwriting discount	$0.1875	$4,312,500
Proceeds to the Selling Stockholder, before expenses	$4.8125	$110,687,500

(1)
Assumes no exercise of the underwriters’ option to purchase additional shares of Class A Common Stock. See “Underwriting.”

The underwriters have the option to purchase up to 3,450,000 additional shares of Class A Common Stock on the same terms set forth above within 30 days from the date of this prospectus supplement. See “Underwriting.” In the event of any exercise of such option, we or one of our subsidiaries will redeem from the Selling Stockholder a number of EVgo OpCo Units and shares of Class B Common Stock in exchange for the number of additional shares of Class A Common Stock purchased pursuant to such option.
Delivery of the shares of Class A Common Stock is expected to be made on or about December 18, 2024.
Lead Book-Running Managers
J.P. Morgan	Goldman Sachs & Co. LLC	Morgan Stanley	Evercore ISI
Book-Running Managers
UBS Investment Bank	BofA Securities	Citigroup	RBC Capital Markets	TD Cowen
Co-Managers
Needham & Company	Roth Capital Partners	Stifel	Capital One Securities
Northland Capital Markets	Loop Capital Markets	Siebert Williams Shank
The date of this prospectus supplement is December 16, 2024.

Prospectus Supplement
Base Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus dated August 25, 2022 are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. We provide information to you about this offering of shares of our Class A Common Stock in two separate parts. The first part is this prospectus supplement, which describes the specific terms of this Class A Common Stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus dated August 25, 2022, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in the accompanying prospectus) the statement in the prospectus supplement modifies or supersedes the earlier statement.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
We take no responsibility for, and can provide no assurances as to the reliability of, any information that is in addition to or different from that contained in this prospectus supplement and the accompanying prospectus and the documents and the information incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized, and the underwriters and the Selling Stockholder have not authorized, anyone to provide you with information that is different. The information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of shares of our Class A Common Stock. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement and in the accompanying prospectus.
The Selling Stockholder is offering to sell, and seeking offers to buy, shares of Class A Common Stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of shares of our Class A Common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of shares of our Class A Common Stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any shares of Class A Common Stock offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
Unless the context indicates otherwise, references in this prospectus supplement to the “Company,” “EVgo,” “we,” “our,” “us” and similar terms refer to EVgo Inc. (f/k/a Climate Change Crisis Real Impact I Acquisition Corporation) and its consolidated subsidiaries.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements contained in such documents other than statements of historical fact, including, without limitation, statements regarding future financial performance, business strategies, market size and opportunity, expansion plans, future results of operations, factors affecting our performance, estimated revenues, losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “may,” “will,” “might,” “should,” “could,” “would,” “can,” “expect,” “plan,” “objective,” “seek,” “grow,” “position,” “possible,” “potential,” “outlook,” “forecast,” “strategy,” “budget,” “target,” “if,” “predict,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” and the negative of such terms or other similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on our current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including:
•
changes adversely affecting our business;

•
our dependence on the widespread adoption of electric vehicles (“EVs”) and growth of the EV and EV charging markets;

•
our reliance on our loan facility with the U.S. Department of Energy (“DOE”), our ability to fully draw on the DOE loan facility and our ability to comply with the covenants and other terms of the DOE loan facility;

•
competition from existing and new competitors;

•
our ability to expand into new service markets, grow our customer base and manage our operations;

•
the risks associated with cyclical demand for our services and vulnerability to industry downturns and regional or national downturns;

•
fluctuations in our revenue and operating results;

•
unfavorable conditions or disruptions in the capital and credit markets and our ability to obtain additional financing on commercially reasonable terms;

•
our ability to generate cash, service indebtedness and incur additional indebtedness;

•
any current, pending or future legislation, regulations or policies that could impact our business, results of operations and financial condition, including regulations impacting the EV charging market and government programs designed to drive broader adoption of EVs and any reduction, modification or elimination of such programs due to the results of the 2024 Presidential and Congressional elections;

•
our ability to adapt our assets and infrastructure to changes in industry and regulatory standards and market demands related to EV charging;

•
impediments to our expansion plans, including permitting and utility-related delays;

•
our ability to integrate any businesses we acquire;

•
our ability to recruit and retain experienced personnel;

•
risks related to legal proceedings or claims, including liability claims;

•
our dependence on third parties, including hardware and software vendors and service providers, utilities and permit-granting entities;

•
supply chain disruptions, inflation and other increases in expenses;

S-iii

•
safety and environmental requirements or regulations that may subject us to unanticipated liabilities or costs;

•
our ability to enter into and maintain valuable partnerships with commercial or public-entity property owners, landlords and/or tenants (collectively “Site Hosts”), original equipment manufacturers (“OEMs”), fleet operators and suppliers;

•
our ability to maintain, protect and enhance our intellectual property;

•
general economic or political conditions, including the conflicts in Ukraine, Israel and the broader Middle East region, and elevated rates of inflation and associated changes in monetary policy; and

•
other factors detailed under the section entitled “Risk Factors” herein and in our periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent Quarterly Reports on Form 10-Q.

Our SEC filings are available publicly on the SEC’s website at www.sec.gov. Such forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Such forward-looking statements should not be relied upon as representing our views as of any subsequent date and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

S-iv

SUMMARY OF THE PROSPECTUS SUPPLEMENT
This summary contains basic information about EVgo and the offering and highlights information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all the information that you should consider before investing in our securities. You should read and carefully consider this entire prospectus supplement before making an investment decision, especially the information presented under the headings “Risk Factors” and “Cautionary Note Regarding Forward-looking Statements,” the documents incorporated by reference in this prospectus supplement and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.
EVgo Inc.
EVgo is a leader in EV charging solutions, building and operating the infrastructure and tools to expedite the mass adoption of EVs for individual drivers, rideshare and commercial fleets, and businesses. We are one of the nation’s largest public fast charging networks, featuring 1,100 fast charging locations across 40 states, including stations built through EVgo eXtend, our white label service offering. We are expected to accelerate transportation electrification through partnerships with automakers, fleet and rideshare operators, retail hosts such as grocery stores, shopping centers, and gas stations, policy leaders, and other organizations.
The foundation of our business is building, owning and operating EV fast charging sites that deliver charging to EVs driven by individuals, commercial drivers and fleet operators. We are prioritizing the build out of ultra-fast chargers, a key market segment that is expected to grow faster than the overall EV charging market. To take advantage of the expected growth in the number of EVs on the road in the United States, we continue to expand our network of charging stations, focusing on development of locations with favorable traffic, utilization and financial return characteristics. Our proprietary technology and analytical tools, along with our extensive commercial partnerships with OEMs, fleets and governments, provide a strong competitive edge as we select, design and develop new charging stations. Furthermore, our robust underwriting standards require our portfolio to meet or exceed a pre-defined internal rate of return before project approval.
Our partnerships and collaboration with a wide range of automotive OEMs, rideshare operators and other channel partners are designed to incentivize and accelerate EV adoption across the U.S. Through these partnerships, our network powered more than 395 million electric miles during 2023. Total miles delivered is equal to the number of kWh we have dispensed multiplied by the number of miles the average EV receives from a single kWh (“vehicle efficiency”). The weighted average vehicle efficiency from all vehicles compatible with our network in operation at the end of each year is based on 2023 data from Experian and the DOE. The weighted average vehicle efficiency is applied to the EVgo kWh dispensed in the associated period.
We also serve the rapidly growing EV fleet segment with the fastest growing segments being rideshare and autonomous rideshare. Reliable and flexible charging is essential to fleet electrification. We are able to deploy fleet-charging solutions for light-, medium-, and heavy-duty EV fleets, and we are developing, building, operating and servicing charging assets for fleets at their own depot locations, at off-site charging hubs that we have secured, or via our expansive public network. To date, fleet contracts have either been structured as volumetric agreements or included guaranteed payment streams in exchange for guaranteed network access.
To complement our core business model and increase customer reach, we also offer EVgo eXtend, a white label solution, primarily under our charging infrastructure agreement with Pilot Travel Centers LLC. EVgo eXtend helps partners invest in and build EV charging stations for use by their customers. Through EVgo eXtend, we leverage our decade-plus track record of operational experience and site design, helping businesses develop charging assets that are serviced through (and often co-branded with) our national network. We generate revenue from site development, equipment delivery, engineering and construction activities related to EVgo eXtend stations, as well as ongoing revenue through operations, networking and maintenance of those sites.

In addition to the provision of EV charging infrastructure, we are continuing to develop and deploy innovative software-based, value-added services to drivers and partners. These offerings enhance the customer experience across our business segments by layering proprietary technology functionality on top of its charging network, with the intention of creating a competitive advantage and providing accretive revenue streams.
We have a customizable mobile app to make charging simple for EV drivers, delivering a user experience that makes switching to an EV more inviting. Features such as Autocharge+, which enables drivers who register an eligible EV to start a charge simply by plugging in, EVgo Reservations, EVgo Rewards and EVgo Advantage further enhance the driver experience and provide a clear differentiation from other charging providers. Certain other features such as EVgo Inside, which provides a suite of application programming interfaces (“APIs”) that enable a third party to embed the complete EVgo experience into their branded applications, are designed to enhance B2B partner experiences with EVgo. EVgo Inside is used by some of our largest customers including GM, Toyota, and Lyft.
We also own PlugShare, which is a leading global platform for EV drivers to locate and provide information relating to charging stations and provide feedback on their charging experiences, while leveraging tools like PAY WITH PLUGSHARE, which is available across a portion of the EVgo network, and EV Trip Planner. Beyond its services to EV drivers, PlugShare delivers data to automakers and other customers through the PlugShare API and manages the world’s largest EV driver research panel through PlugInsights. PlugShare also delivers advertising impressions globally on behalf of its advertising customers.
Recent Developments
U.S. Department of Energy Loan
On December 12, 2024, EVgo Swift Borrower LLC (“Borrower”), our subsidiary, entered into a loan guarantee agreement (“Guarantee Agreement”) with the U.S. Department of Energy (“DOE”) as guarantor. Pursuant to the Guarantee Agreement, the DOE has agreed to issue a loan guarantee on behalf of the Borrower with respect to a term loan facility (“DOE Loan”) to be established between the Borrower and the Federal Financing Bank (“FFB”). The DOE Loan is made pursuant to the Title XVII Loan Guarantee Program, which permits the DOE to issue loan guarantees in connection with loans issued by the FFB to fund certain eligible projects.
The DOE Loan is structured as a senior secured loan facility of up to $1.248 billion, consisting of $1.05 billion of principal and up to $193 million of capitalized interest, subject to modification as set forth in the Guarantee Agreement. The Borrower may draw on the DOE Loan (each such draw, an “Advance”) at any time beginning on the date all conditions precedent set forth in the Guarantee Agreement are met or waived and ending on the earliest of (i) the fifth anniversary of the date of the first Advance, (ii) August 31, 2031 and (iii) the date of any termination of obligations under the Guarantee Agreement following an event of default (“Deployment Period”). Advances under the DOE Loan are subject to the satisfaction of customary conditions, including certification of compliance with the loan documents and specified legal requirements and the ongoing accuracy of representations and warranties. The Borrower has submitted its first request for an Advance of approximately $75 million and expects to receive such Advance in January 2025.
All proceeds from the DOE Loan will be used to reimburse us for up to 80% of certain costs associated with the construction, installment and deployment of approximately 7,500 new fast charging electric vehicle stalls (“Stalls”) nationwide (“Project”). Under the terms of the DOE Loan, we have contributed 1,594 Stalls from our existing public network to the Borrower as collateral in connection with the Project and may be required to contribute additional Stalls or cash to the Borrower from time to time during the Deployment Period. We, through our subsidiary, EVgo Services LLC (“EVgo Services”), will provide charge point operator services to the Borrower in connection with the Project for the duration of the DOE Loan.
The DOE Loan matures on the earlier of (a) March 15, 2042 and (b) the Payment Date (as defined in the Guarantee Agreement) immediately preceding the seventeenth anniversary of the date of the first Advance. Beginning on March 15, 2030, the Borrower will be required to make quarterly payments of principal and interest to the FFB. Interest rates are fixed at the applicable long-dated U.S. Treasury rate plus a combined liquidity spread and risk-based charge of approximately 1.2% in the aggregate, and accrued interest is capitalized until the end of the Deployment Period. Subject to certain conditions, including the existence of no events of default, the Borrower may voluntarily prepay any or all of the principal outstanding under the DOE Loan. Additionally, in the event of a Mandatory Prepayment Event (as defined in the Guarantee Agreement), the Borrower shall be required to prepay certain amounts outstanding under the DOE Loan. The Borrower’s obligations to the DOE and to the FFB under the DOE Loan are required to be secured by a first priority security interest (subject to customary exceptions and permitted liens) in, among other things, the assets of the Borrower and the equity interests of the Borrower.
The Guarantee Agreement contains customary representations and warranties as well as affirmative and negative covenants (including restrictions on Borrower making distributions to affiliates). The Guarantee Agreement also contains customary events of default, including failure to make payments when due, failure to maintain the required debt service coverage ratio, the occurrence of a Change of Control (as defined in the Guarantee Agreement) or other breaches under the Guarantee Agreement. If an event of default occurs, the DOE has certain rights and may, among other options and in its discretion, assess fees and penalties, enforce the collateral, and declare all amounts due under the DOE Loan payable immediately in full.
Company History
EVgo Services LLC was formed in October 2010 as NRG EV Services, LLC, a Delaware limited liability company and wholly owned subsidiary of NRG Energy, Inc. (“NRG”), an integrated power company based in Houston, Texas. EVgo Services began operations in 2011. On June 17, 2016, NRG sold a majority interest in EVgo Services to Vision Ridge Partners. On January 16, 2020, a subsidiary of LS Power Equity Partners IV, L.P., a private equity investment vehicle focused on power and energy infrastructure, completed its acquisition of EVgo Services.
The Company was incorporated in Delaware on August 4, 2020 under the name “Climate Change Crisis Real Impact I Acquisition Corporation” (“CRIS”). The Company was formed for the purposes of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
On July 1, 2021, EVgo Holdco, LLC (“EVgo Holdco”) consummated a business combination with CRIS, CRIS Thunder Merger LLC (“Thunder Sub”) and other parties pursuant to a Business Combination Agreement dated January 21, 2021 (“Business Combination”). Following the closing of the Business Combination, the combined company is organized in an “Up-C” structure in which the business of EVgo Holdco and its subsidiaries are held by EVgo OpCo and continue to operate through the subsidiaries of EVgo Holdco and in which the Company’s only direct assets consist of equity interests in Thunder Sub, and the only assets of Thunder Sub are the EVgo OpCo Units.
Exchange and Redemption Rights
Each member of EVgo OpCo (other than EVgo and its subsidiaries) has the right, subject to certain exceptions, to cause EVgo to redeem all or a portion of such member’s EVgo OpCo Units (such member, a “Redeeming Member”), together with an equal number of shares of Class B Common Stock, in exchange for shares of Class A Common Stock or, at EVgo’s or Thunder Sub’s election under certain circumstances, cash (“Redemption Right”). Upon a Redeeming Member’s exercise of the Redemption Right for a certain number of EVgo OpCo Units, a corresponding number of shares of Class B Common Stock held by such Redeeming Member will be cancelled.
The Redemption is being conducted as a result of the Selling Stockholder’s exercise of its Redemption Right. Prior to the completion of this offering, we or one of our subsidiaries will redeem from the Selling Stockholder 23,000,000 EVgo OpCo Units and 23,000,000 shares of Class B Common Stock in exchange for 23,000,000 shares of Class A Common Stock, which shares of Class A Common Stock are being offered hereby. In the event of any exercise of the underwriters’ option to purchase additional shares of Class A Common Stock, and prior to the completion of the offering of such additional shares, we or one of our subsidiaries will redeem from the Selling Stockholder a number of EVgo OpCo Units and shares of Class B

Common Stock in exchange for the number of shares of Class A Common Stock purchased, which shares of Class A Common Stock are being offered hereby.
Tax Receivable Agreement
The redemption of EVgo OpCo Units is expected to produce favorable tax attributes for us. These tax attributes would not be available to us in the absence of the Redemption. We are party to a tax receivable agreement (“Tax Receivable Agreement”), which generally provides for the payment by the Company, Thunder Sub or any of their subsidiaries other than EVgo OpCo and its subsidiaries (“Company Group”) to certain holders of EVgo OpCo Units of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the Company Group actually realizes (or is deemed to realize in certain circumstances) as a result of (i) certain increases in tax basis that occur as a result of the Company Group’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of EVgo OpCo Units pursuant to any exercise of the Redemption Right and (ii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement. The Company Group will retain the benefit of any remaining net cash savings. Due to the uncertainty of various factors, we cannot estimate the likely tax benefits we will realize as a result of the Redemption and the resulting amounts we are likely to pay out pursuant to the Tax Receivable Agreement. However, we estimate that such payments may be substantial.
Organizational Structure
The following diagram depicts a simplified view of our organizational structure immediately following the completion of this offering and the Redemption, assuming no exercise by the underwriters of their option to purchase additional shares. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure.

Management/Holders of Incentive Units
EVgo Member Holdings, LLC
EVgo Management Holdings, LLC
(a)
(b)
(c)
(d)
~4.5% Class A Common Stock
All Other Stockholders
EVgo Holdings, LLC
~95.5% Class A Common Stock
100% Class B Common Stock
EVgo Inc.
CRIS Thunder Merger LLC
Op Co Units
~56.9% economic interest
Exchange Rights
Sole managing member
OpCo Units
~43.1% economic interest
EVgo OpCo, LLC
EVgo HoldCo, LLC
Operating Subsidiaries
Footnotes:
(a) Manager with voting rights.
(b) Class B Units (non-voting common) and Incentive Units (issued profits interests)
(c) Class A Units (voting)
(d) Class B Units (non-voting common) and Incentive Units (issued profits interests)
Legend:
Disregarded entity for federal tax purposes
Treated as a corporation for federal tax purposes
Treated as a regarded partnership for federal tax purposes
All entities incorporated or organized DE unless otherwise noted.

The following table presents, after giving effect to this offering and the Redemption, (i) the total Class A Shares, Class B Shares and total shares of common stock held by our directors and officers, the Selling Stockholder and all other stockholders (including investors in this offering), including total outstanding shares; (ii) the voting power of our directors and officers, the Selling Stockholder and all other existing stockholders; and (iii) the number of OpCo Units held by the Selling Stockholder and Thunder Sub:
	Class A Shares	Class B Shares	Total Shares of Common Stock	Voting Power(1)	OpCo Units
D&Os	6,518,575	—	6,518,575	2.15%	—
Selling Stockholder(2)	—	172,800,000	172,800,000	56.94%	172,800,000
All other stockholders(3)	124,173,873	—	124,173,873	40.91%	—
Thunder Sub	—	—	—	—	130,692,448
Total	130,692,448	172,800,000	303,492,448	100.00%	303,492,448

(1)
Reflects the sum of shares of our Class A Common Stock and Class B Common Stock. Each share of our Class A Common Stock and Class B common stock has the same voting power. Our Class B Common Stock does not have any economic rights, but each share of our Class B Common Stock is held along with one EVgo Opco Unit.

(2)
The Selling Stockholder is controlled by EVgo Member Holdings, LLC, a Delaware limited liability company (“Member Holdings”). The amounts in this row do not reflect 5,882,352 shares of Class A Common Stock owned by Member Holdings which, after giving effect to this offering and the Redemption, represents approximately 1.94% of the voting power of our common stock.

(3)
Includes purchasers of Class A Shares in this offering.

Corporate Information
The mailing address of our principal executive office is 11835 West Olympic Boulevard, Suite 900E, Los Angeles, California 90064, and our phone number is (877) 494-3833. Our website address is www.evgo.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus supplement or the registration statement of which it forms a part.

THE OFFERING
Issuer
EVgo Inc.
Class A Common Stock being Offered by the Selling Stockholder
23,000,000 shares of our Class A Common Stock. See “Selling Stockholder.”
Option to Purchase Additional Shares from the Selling Stockholder
The Selling Stockholder has granted the underwriters an option for a period of 30 days to purchase up to 3,450,000 additional shares of Class A Common Stock from the Selling Stockholder.
Redemption
Prior to the completion of this offering, we or one of our subsidiaries will redeem from the Selling Stockholder 23,000,000 EVgo OpCo Units and 23,000,000 shares of Class B Common Stock in exchange for 23,000,000 shares of Class A Common Stock, which shares of Class A Common Stock are being offered hereby. In the event of any exercise of the underwriters’ option to purchase additional shares of Class A Common Stock, and prior to the completion of the offering of such additional shares, we or one of our subsidiaries will redeem from the Selling Stockholder a number of EVgo OpCo Units and shares of Class B Common Stock in exchange for the number of additional shares of Class A Common Stock purchased. All EVgo OpCo Units redeemed in the Redemption will ultimately be held by Thunder Sub, thus increasing our ownership in EVgo OpCo.
Shares of Class A Common Stock Outstanding Immediately after this Offering and the Redemption
130,692,448 shares of Class A Common Stock, representing approximately 43.1% of the combined voting power of our common stock (or 134,142,448 shares of Class A Common Stock, representing approximately 44.2% of the combined voting power of our common stock if the underwriters exercise their option to purchase additional shares of Class A Common Stock in full).
Shares of Class B Common Stock Outstanding Immediately after this Offering and the Redemption
172,800,000 shares of Class B Common Stock, representing approximately 57.0% of the combined voting power of our common stock (or 169,350,000 shares of Class B Common Stock, representing approximately 55.8% of the combined voting power of our common stock if the underwriters exercise their option to purchase additional shares of Class A Common Stock in full).
EVgo OpCo Units Held by Thunder Sub Immediately after this Offering and the Redemption
130,692,448 EVgo OpCo Units, representing approximately 43.1% of the economic interest in EVgo OpCo (or 134,142,448 EVgo OpCo Units, representing approximately 44.2% of the economic interest in EVgo OpCo, if the underwriters exercise their option to purchase additional shares in full).

Total EVgo OpCo Units Outstanding after this Offering and the Redemption
303,492,448 EVgo OpCo Units.
Use of Proceeds
The Selling Stockholder will receive the net proceeds from this offering. We will not receive any proceeds from the Selling Stockholder’s sale of the shares of Class A Common Stock described in this prospectus supplement and the accompanying prospectus. See “Use of Proceeds” and “Selling Stockholder.”
Transfer Agent
The transfer agent for the Class A Common Stock is Continental Stock Transfer & Trust Company.
Risk Factors
See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and documents incorporated by reference herein for a discussion of factors you should consider before investing our securities.
Exchange and Redemption Rights
Each member of EVgo OpCo (other than the Company and its subsidiaries) has the right, subject to certain exceptions, to cause the Company to redeem all or a portion of such member’s EVgo OpCo Units, together with an equal number of shares of Class B Common Stock, in exchange for shares of Class A Common Stock or, at the Company’s or Thunder Sub’s election under certain circumstances, cash. Upon a Redeeming Member’s exercise of the Redemption Right for a certain number of EVgo OpCo Units, a corresponding number of shares of Class B Common Stock held by such Redeeming Member will be cancelled. See “Redemption of OpCo Units and Class B Common Stock” in the accompanying prospectus.
Tax Receivable Agreement
The redemption of the Selling Stockholder’s EVgo OpCo Units is expected to produce favorable tax attributes for us. These tax attributes would not be available to us in the absence of the Redemption. We are party to the Tax Receivable Agreement, which generally provides for the payment by the Company Group to certain holders of EVgo OpCo Units of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the Company Group actually realizes (or is deemed to realize in certain circumstances) as a result of (i) certain increases in tax basis that occur as a result of the Company Group’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of EVgo OpCo Units pursuant to any exercise of the Redemption Right and (ii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement. The Company Group will retain the benefit of any remaining net cash savings. If the Company Group elects to terminate the Tax Receivable Agreement early (or it is terminated early due to the Company Group’s failure to honor a material obligation thereunder or due to certain mergers, asset sales, other forms of business combinations or other changes of control), the Company Group is required to make an immediate payment equal to the present value of the anticipated future payments to be made by it under the Tax

Receivable Agreement (based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement).
Ticker Symbol
Our Class A Common Stock is currently traded on the Nasdaq under the symbol “EVGO.”
The number of shares of common stock to be outstanding after the completion of this offering and the Redemption is based on 107,692,448 shares of Class A Common Stock and 195,800,000 shares of Class B Common Stock outstanding as of December 16, 2024 and excludes shares issuable upon vesting, settlement or exercise of any warrants or equity awards and shares reserved for future issuance under any equity incentive plan or other stock plan or arrangement.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks described below and incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any such securities. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus supplement. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. See “Incorporation by Reference.”
Additional Risks Related to EVgo’s Business
Future administrations at the federal and state level may create uncertainty for the EV sector and may have an adverse effect on our business, prospects, financial condition and operating results.
In order to encourage the use of EVs, the U.S. federal government and some state and local governments provide incentives to end users and owners of EVs and EV charging stations in the form of rebates, tax credits (including a $7,500 tax credit for new EVs and a $4,000 tax credit for used EVs) (“EV Tax Credits”), low-cost funding and other financial incentives that promote EV adoption and related EV charging infrastructure. The Infrastructure Investment and Jobs Act (“Bipartisan Infrastructure Law”) and the Inflation Reduction Act of 2022 (“Inflation Reduction Act”) included extensions, expansions and revisions of various tax credits relating to EVs and EV charging infrastructure and may provide more flexibility and options in monetizing such credits. In particular, the Inflation Reduction Act (i) expanded and extended tax credits for EV charging infrastructure and new EVs while also imposing new limitations and requirements for such credits, (ii) introduced tax credits for used EVs and commercial EVs and (iii) introduced the concept of transferability for certain tax credits, providing an additional option to monetize such credits.
Further, the National Electric Vehicle Infrastructure (“NEVI”) Program, which was established by the Bipartisan Infrastructure Law, provides funding to states to strategically deploy EV charging stations and establish an interconnected network to facilitate data collection, access and reliability. In addition to NEVI funding, which has been made available to every state department of transportation to administer grant programs to support the deployment of charging infrastructure, a number of states also offer various rebates, grants and tax credits to incentivize both EV and EV service equipment purchases. Additionally, in many states, utilities offer rebates or other incentive programs, typically called “make-ready” programs, to incent the development of EV charging infrastructure.
Additionally, in March 2024, the Environmental Protection Agency introduced a rule requiring carmakers to meet strict tailpipe emissions limits (“Tailpipe Rule”), which is intended to incentivize increased EV production, with the goal of zero-emissions vehicles (such as EVs and hybrid vehicles) constituting over half of new vehicles sold in the United States by 2032.
However, incentives set by federal or state governments, as well as other government commitments and initiatives, may expire on a particular date, end when the allocated funding is exhausted, or may be reduced, modified or terminated as a matter of regulatory, executive or legislative policy. The impact of the Inflation Reduction Act and other government EV initiatives, including regulatory requirements and restrictions that may impact the ability of us and our competitors to take advantage of such initiatives, cannot be known with any certainty at this time, and we may not reap any or all of the expected benefits of the Inflation Reduction Act or the Bipartisan Infrastructure Law.
Future administrations at the federal and state level may create further uncertainty for the EV sector. For example, the incoming administration may enact policies or change regulations that adversely affect the growth of the EV market, including by eliminating the EV Tax Credits or the Tailpipe Rule, and may take additional steps to remove incentives for manufacturing and purchasing EVs. New or increased tariffs on imports to the United States following the recent Presidential election could also have a significant impact on us, particularly our ability to source components for our charging network and the cost of such components. If such actions are taken, they would likely result in a suppressed EV market, fewer EVs on the road and lower demand for EV chargers, which would have an adverse effect on our business, prospects, financial condition and operating results.
Risks Related to the DOE Loan
Completion of the Project is substantially contingent on our ability to fully draw on our DOE Loan, which contains a number of conditions precedent to the first and each draw. Failure to satisfy the conditions required to fully draw down on our DOE Loan would materially and adversely affect our business, financial condition and results of operations.
The DOE Loan provides for up to $1.248 billion of loans, consisting of $1.05 billion of principal and up to $193 million of capitalized interest, to fund the construction, installment and deployment of approximately 7,500 new Stalls nationwide. We cannot, however, access these funds immediately or all at once, but only through periodic draws through the end of the Deployment Period, assuming eligible costs are incurred, and the first draw must occur prior to June 12, 2025. Our ability to receive Advances under the DOE Loan is subject to satisfaction of various conditions precedent, including but not limited to continued compliance with our representations and warranties, the required debt service coverage ratio, information requirements and repayment obligations. If we are unable to satisfy the conditions required to borrow under the DOE Loan and the DOE does not grant a waiver, and as a result we are not able to draw on the DOE Loan to fund the contemplated Stalls, we may have to delay completion of the overall Project, which could materially and adversely affect our business, financial condition and results of operations.
Our failure to comply with the covenants or other terms of the DOE Loan, including as a result of events beyond our control, could result in a default under the DOE Loan that could materially and adversely affect the ongoing viability of our business.
The DOE Loan contains customary events of default, including failure to make payments when due, failure to maintain the required debt service coverage ratio, the occurrence of a change of control or other breaches under the loan documents. During the continuation of an event of default, the DOE may exercise usual and customary remedies, including acceleration of the principal amount of the loan, assessment of fees and penalties and enforcement on the collateral. Any acceleration of amounts due under the DOE Loan would materially and adversely affect our business, financial condition and results of operations.
If we experience an event of default, we may need to seek a waiver from the DOE, and there can be no assurance the DOE will be willing to grant such waiver. The DOE’s interests may not always be aligned with our interests. If our interests come into conflict with those of the DOE, including upon the occurrence of an event of a default under the DOE Loan, the DOE may choose to act in its self-interest. An event of default under the DOE Loan that is not waived by the DOE would materially and adversely affect our business, financial condition and results of operations.
The DOE Loan is secured by a substantial portion of our consolidated assets, resulting in the lack of substantial remaining assets available for incurring additional secured indebtedness.
Our obligations under the DOE Loan are secured on a first priority basis (subject to customary exceptions and permitted liens) by, and among other things, certain assets of the Borrower, which include the Stalls contributed to the Borrower by us pursuant to the terms of the DOE Loan, and the equity interests of the Borrower. Because a substantial portion of our consolidated assets secure the DOE Loan, we may not have substantial remaining assets available to secure other indebtedness. Accordingly, we may not be able to incur additional secured indebtedness in the future. Additionally, if the Borrower is unable to satisfy its payment obligations under the DOE Loan and an event of default occurs, the secured parties under the DOE Loan may foreclose on and sell the secured assets, which could prevent us from accessing such assets for our business and conducting our business as planned. Either of these events could materially and adversely affect our business, financial condition and results of operations.

The restrictions imposed on the Borrower under the DOE Loan limit our flexibility in operating the business of the Borrower and could limit our flexibility in operating our business.
The DOE Loan contains various affirmative and negative covenants that limit the ability of the Borrower and sometimes its affiliates to engage in specified types of transactions. These covenants, which are each subject to customary exceptions, impose limitations on the Borrower’s ability to, among other things, without complying with the DOE Loan or obtaining the consent of the DOE:
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incur additional indebtedness;

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sell, lease, transfer or otherwise dispose of certain assets;

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acquire another company or business or enter into a merger or similar transaction with third parties;

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pay dividends and make other restricted payments;

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encumber or permit liens on certain assets;

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amend its organizational documents or capital structure; and

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make certain investments.

Our board of directors or management team may believe that the Borrower taking any one of these actions would be in our best interests and the best interests of our stockholders. If that were the case and if we were unable to complete any of these actions because the DOE does not provide its consent, that could materially and adversely impact our business, financial condition and operating results.
We depend upon cash distributions from our subsidiaries, including the Borrower, to fund our operations, and restrictions on the Borrower’s ability to distribute cash to us under the DOE Loan could adversely affect our business plans.
We conduct our operations through operating subsidiaries, including the Borrower. Accordingly, our ability to meet our obligations at the EVgo level depends upon the ability of our subsidiaries, including the Borrower, to distribute cash to us. In this regard, the ability of the Borrower to distribute cash to us is limited by certain restrictions and requirements to which the Borrower is subject under the terms of the DOE Loan. The terms of the DOE Loan generally prohibit the Borrower from making a dividend or distribution unless, among other things, (i) the Borrower has provided the required notice under the DOE Loan to the DOE of the proposed dividend or distribution, (ii) the Borrower has complied with funding requirements for the reserve accounts and operating account under the DOE Loan, (iii) the Borrower’s debt to EBITDA ratio during the availability period for draws under the DOE Loan complies with the requirements set forth in the DOE Loan, and (iv) following the availability period for draws under the DOE Loan, the historical debt service coverage ratio and projected debt service coverage ratio comply with the requirements set forth in the DOE Loan. If these limitations were to materially impede the flow of cash to us, such restriction could materially and adversely affect our business, financial condition and results of operations.
We may need to raise additional funds, and these funds may not be available when needed or may only be available on unfavorable terms, which could impact our ability to fund our operations, our growth and the build-out of our network.
We may need to raise additional capital in the future to fund our operations, further scale our business and expand our charging network. We may raise additional funds through the issuance of equity, equity-related or debt securities, through obtaining credit from government or financial institutions or through grant funding. We cannot be certain that additional funds or incentives will be available on favorable terms when required, or at all, or that we will be able to capture expected grant funding under various existing and new state and local programs in the future. Interest rates have been elevated in recent periods, and, while they have recently fallen, if that trend does not continue, the cost of capital could remain high or increase in future periods. Any future indebtedness we incur would be effectively subordinated to the DOE Loan to the extent of the collateral securing the DOE Loan, and would be structurally subordinated to the existing and future indebtedness of our subsidiaries, including the DOE Loan. Additionally, the terms of the DOE Loan impose limitations on our ability to raise funds due to restrictive covenants relating to the Borrower’s ability to incur indebtedness and pledge assets. See “The restrictions imposed on the Borrower under the DOE Loan limit our flexibility in operating the business of the Borrower and could limit our flexibility in operating our business” above.
If we cannot raise additional funds when needed, our business, financial condition, and results of operations could be materially and adversely affected. If we raise funds through the issuance of debt securities or through loan arrangements, the terms for such securities or arrangements could require significant interest payments or contain restrictive covenants or other unfavorable terms and rank senior to the interests held by our stockholders. In addition, to the extent we raise funds through the sale of additional equity securities, the market price of our Class A Common Stock could be adversely affected and our stockholders would experience dilution. See Part I, Item IA, “Risk Factors — Risks Related to EVgo’s Securities — The market price of EVgo’s Class A common stock could be adversely affected by, and EVgo’s stockholders may experience dilution as a result of, sales of substantial amounts of Class A common stock in the public or private markets, including sales by the Company, EVgo Holdings or other large holders” in our Annual Report on Form 10-K for the year ended December 31, 2023.
Risks Related to our “Up-C” Structure and the Tax Receivable Agreement
LS Power owns the majority of our voting stock and therefore has the right to appoint a majority of our board members, and its interests may conflict with those of other stockholders.
EVgo Holdings, LLC (“LS Power”), the Selling Stockholder in this offering, owns the majority of our voting stock and is therefore entitled to appoint the majority of our board of directors. As a result, LS Power is able to substantially influence matters requiring our stockholder or board approval, including the election of directors, approval of any of our potential acquisitions, changes to our organizational documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of Class A Common Stock will be able to affect the way we are managed or the direction of our business. The interests of LS Power with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other stockholders.
For example, LS Power may have different tax positions from us, especially in light of the Tax Receivable Agreement, that could influence its decisions regarding whether and when to support the disposition of assets or the incurrence or refinancing of new or existing indebtedness, or the termination of the Tax Receivable Agreement and acceleration of our obligations thereunder. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any challenge by any taxing authority to our tax reporting positions may take into consideration tax or other considerations of LS Power, including the effect of such positions on our obligations under the Tax Receivable Agreement, which may differ from our considerations or the considerations of other stockholders.
Our only principal asset is our interest in Thunder Sub, which, in turn, holds only units issued by EVgo OpCo; accordingly, we depend on distributions from EVgo OpCo and Thunder Sub to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other overhead expenses.
We are a holding company and have no material assets other than our ownership interest in Thunder Sub. Thunder Sub holds only EVgo OpCo Units, which at the time immediately following the closing date of the Business Combination were equal to the number of shares of Class A Common Stock issued and outstanding after giving effect to the Business Combination and related transactions. Neither we nor Thunder Sub have independent means of generating revenue or cash flow. To the extent EVgo OpCo has available cash and subject to the terms of any current or future debt instruments, the amended and restated limited liability company agreement of EVgo OpCo entered into on July 1, 2021 (“EVgo OpCo A&R LLC Agreement”) requires EVgo OpCo to make pro rata cash distributions to holders of EVgo OpCo Units, including Thunder Sub, in an amount sufficient to allow the Company Group to pay its taxes and to make payments under the Tax Receivable Agreement. We generally expect EVgo OpCo to fund such distributions out of available cash and if payments under the Tax Receivable Agreement are accelerated, we generally expect to fund such accelerated payments out of the proceeds of the change of control transaction giving rise to such acceleration. When EVgo OpCo makes distributions, the holders of EVgo OpCo Units will be entitled to receive proportionate distributions based on their interests in EVgo OpCo at the time of such distribution. In addition, the EVgo OpCo A&R LLC Agreement requires EVgo OpCo to make non-pro rata payments to Thunder Sub to reimburse it for its corporate and other overhead expenses, which payments are not treated as distributions under the EVgo OpCo A&R LLC Agreement. To the extent that we need funds and EVgo OpCo or its subsidiaries are restricted from making such distributions or payments under applicable law or regulation or under the terms of any current or future financing arrangements, or are otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.
Moreover, because we have no independent means of generating revenue, our ability to make tax payments and payments under the Tax Receivable Agreement is dependent on the ability of EVgo OpCo to make distributions to Thunder Sub in an amount sufficient to cover the Company Group’s tax obligations and obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of EVgo OpCo’s subsidiaries to make distributions to it. The ability of EVgo OpCo, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, (i) the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and (ii) restrictions in relevant debt instruments issued by EVgo OpCo or its subsidiaries and other entities in which it directly or indirectly holds an equity interest. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.
We will be required to make payments under the Tax Receivable Agreement for certain tax benefits that we may claim, and the amounts of such payments could be significant.
In connection with the Business Combination, we entered into the Tax Receivable Agreement. This agreement generally provides for the payment by the Company Group to LS Power of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that the Company Group actually realizes (or is deemed to realize in certain circumstances) in periods after the consummation of the Business Combination as a result of certain increases in tax basis available to the Company Group as a result of the Business Combination, the acquisition of EVgo OpCo Units pursuant to an exercise of the Redemption Right or the Call Right (as defined in the EVgo OpCo A&R LLC Agreement) (including any increases in tax basis relating to prior transfers of such EVgo OpCo Units that will be available to the Company Group as a result of its acquisition of such EVgo OpCo Units) and certain benefits attributable to imputed interest. The Company Group will retain the benefit of the remaining net cash savings, if any.
The term of the Tax Receivable Agreement commenced upon the consummation of the Business Combination and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired and all required payments are made, unless the Company Group exercises its right to terminate the Tax Receivable Agreement (or the Tax Receivable Agreement is terminated due to other circumstances, including the Company Group’s breach of a material obligation thereunder or certain mergers or other changes of control) and the Company Group makes the termination payment specified in the Tax Receivable Agreement. In addition, payments the Company Group makes under the Tax Receivable Agreement will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return. As of September 30, 2024, no transactions occurred that resulted in a cash tax savings benefit that would have triggered the recording of a liability by the Company based on the terms of the Tax Receivable Agreement. However, the Redemption will provide the Company Group with certain increases in tax basis (and corresponding tax deductions) and the Company Group will be required to pay EVgo Holdings 85% of the net cash savings attributable to such increase in tax basis. Payments under the Tax Receivable Agreement are generally due on the due date of the Tax Return that reports such cash tax savings.
The payment obligations under the Tax Receivable Agreement are the Company Group’s obligations and not obligations of EVgo OpCo and we expect that the payments the Company Group will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of the Company Group’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of the Company Group’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon future events, including but not limited to the timing of redemptions of EVgo OpCo Units, the price of the Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of the redeeming member’s tax basis in its EVgo OpCo Units at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character and timing of taxable income the Company Group generates in the future, the timing and amount of any earlier payments that the Company Group may have made under the Tax Receivable Agreement, the U.S. federal income tax rate then applicable and the portion of the Company Group’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is also by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash savings in tax generally are calculated by comparing the Company Group’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount the Company Group would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. Thus, the amount and timing of any payments under the Tax Receivable Agreement are also dependent upon significant future events, including those noted above in respect of estimating the amount and timing of the Company Group’s realization of tax benefits. Any distributions made by EVgo OpCo to the Company Group to enable the Company Group to make payments under the Tax Receivable Agreement, as well as any corresponding pro rata distributions made to the other holders of EVgo OpCo Units, could have an adverse impact on our liquidity.
Payments under the Tax Receivable Agreement will not be conditioned upon a holder of rights under the Tax Receivable Agreement having an ownership interest in the Company or EVgo OpCo. In addition, certain rights of the holders of EVgo OpCo Units (including the right to receive payments) under the Tax Receivable Agreement will be transferable in connection with transfers permitted under the EVgo OpCo A&R LLC Agreement of the corresponding EVgo OpCo Units or after the corresponding EVgo OpCo Units have been acquired pursuant to the Redemption Right or Call Right.
In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, the Company Group realizes in respect of the tax attributes subject to the Tax Receivable Agreement.
If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreement terminates early (at the Company Group’s election or as a result of the Company Group’s breach), the Company Group would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (determined by applying a discount rate equal to one-year LIBOR (or an agreed successor rate, if applicable) plus 100 basis points), and such early termination payment is expected to be substantial. The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that the Company Group has sufficient taxable income on a current basis to fully utilize the tax benefits covered by the Tax Receivable Agreement and (ii) that any EVgo OpCo Units (other than those held by the Company Group or its subsidiaries, other than EVgo OpCo) outstanding on the termination date or change of control date, as applicable, are deemed to be redeemed on such date. Any early termination payment may be made significantly in advance of and may materially exceed, the actual realization, if any, of the future tax benefits to which the early termination payment relates.
If we experience a change of control (as defined under the Tax Receivable Agreement) or the Tax Receivable Agreement otherwise terminates early (at the Company Group’s election or as a result of the Company Group’s breach), the Company Group’s obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control. If the Company Group’s obligation to make payments under the Tax Receivable Agreement is accelerated as a result of a change of control, we generally expect the accelerated payments due under the Tax Receivable Agreement to be funded out of the proceeds of the change of control transaction giving rise to such acceleration. However, the Company Group may be required to fund such payment from other sources and as a result, any early termination of the Tax Receivable Agreement could have a substantial negative impact on our liquidity. We do not currently expect to cause an acceleration due to the Company Group’s breach and we do not currently expect that the Company Group would elect to terminate the Tax Receivable Agreement early, except in cases where the early termination payment would not be material. There can be no assurance that the Company Group will be able to meet its obligations under the Tax Receivable Agreement.
If the Company Group’s payment obligations under the Tax Receivable Agreement are accelerated upon certain mergers, other forms of business combinations or other changes of control, the consideration payable to holders of Class A common stock could be substantially reduced.
If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations), then the Company Group’s obligations under the Tax Receivable Agreement would be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement and in such situations, payments under the Tax Receivable Agreement may be significantly in advance of and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. As a result of the Company Group’s payment obligations under the Tax Receivable Agreement, holders of Class A Common Stock could receive substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, the Company Group’s payment obligations under the Tax Receivable Agreement will not be conditioned upon holders of EVgo OpCo Units having a continued interest in us or EVgo OpCo. Accordingly, the interests of the holders of EVgo OpCo Units may conflict with those of the holders of Class A Common Stock. See “Risk Factors — In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, the Company Group realizes in respect of the tax attributes subject to the Tax Receivable Agreement.”
We will not be reimbursed for any payments made under the Tax Receivable Agreement in the event that any tax benefits are subsequently disallowed.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that the Company Group will determine and the IRS or another tax authority may challenge all or part of the tax basis increases upon which payments under the Tax Receivable Agreement are based, as well as other related tax positions the Company Group takes and a court could sustain such challenge. The holders of EVgo OpCo Units will not reimburse us for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, except that excess payments made to any holder of EVgo OpCo Units will be netted against future payments that would otherwise be made to such holder of EVgo OpCo Units, if any, after the Company Group’s determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, the Company Group could make payments that are greater than its actual cash tax savings, if any and may not be able to recoup those payments, which could materially adversely affect its liquidity.
If EVgo OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and EVgo OpCo might be subject to potentially significant tax inefficiencies and we would not be able to recover payments previously made by it under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.
We intend to operate such that EVgo OpCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, redemptions of EVgo OpCo Units pursuant to the Redemption Right (or the Call Right) or other transfers of EVgo OpCo Units could cause EVgo OpCo to be treated as a publicly traded partnership. Applicable Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership and we intend to operate such that redemptions or other transfers of EVgo OpCo Units qualify for one or more such safe harbors. For example, we intend to limit the number of holders of EVgo OpCo Units and the EVgo OpCo A&R LLC Agreement, which was entered into in connection with the consummation of the Business Combination, provides for limitations on the ability of holders of EVgo OpCo Units to transfer their EVgo OpCo Units and provides

Thunder Sub, as the managing member of EVgo OpCo, with the right to impose restrictions (in addition to those already in place) on the ability of holders of EVgo OpCo Units to redeem their EVgo OpCo Units pursuant to the Redemption Right (or Call Right) to the extent we believe it is necessary to ensure that EVgo OpCo will continue to be treated as a partnership for U.S. federal income tax purposes.
If EVgo OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for the Company and EVgo OpCo, including as a result of the Company Group’s inability to file a consolidated U.S. federal income tax return with EVgo OpCo. In addition, the Company Group may not be able to realize tax benefits covered under the Tax Receivable Agreement and the Company Group would not be able to recover any payments previously made by it under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of EVgo OpCo’s assets) were subsequently determined to have been unavailable.
Risks Related to our Common Stock and This Offering
Future sales of our Class A Common Stock, or the perception that such sales may occur, may depress our stock price.
We may sell shares of Class A Common Stock in the future. If we sell substantial amounts of our Class A Common Stock in the public market, or if the market perceives that such sales may occur, the market price of our Class A Common Stock could fall and it may become more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We cannot predict the size of future issuances or sales of our Class A Common Stock or the effect, if any, that future issuances and sales of shares of our Class A Common Stock will have on the market price of our Class A Common Stock.
You may experience future dilution as a result of future equity offerings.
In order to raise additional capital, we may in the future offer additional shares of our Class A Common Stock or other securities convertible into or exchangeable for our Class A Common Stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by any investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Class A Common Stock, or securities convertible or exchangeable into Class A Common Stock, in future transactions may be higher or lower than the price per share paid by any investors in this offering.
The market price of our Class A Common Stock may be volatile and adversely affected by market conditions affecting the stock markets in general, and purchasers of our Class A Common Stock could incur substantial losses.
Securities markets have from time to time experienced extreme price and volume fluctuations and such market conditions may, in turn, result in volatility in the level of, and fluctuations in, the market price of our Class A Common Stock, which may be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations, as well as general market, economic and political conditions, such as recessions, tariffs or potential application thereof, loss of investor confidence or interest rate changes, may negatively affect our business and adversely affect the market price of the Class A Common Stock. If any of the foregoing occurs, it could result in purchasers in this offering losing some or all of the value of their investment.
We do not currently intend to pay dividends on our Class A Common Stock, and any return to investors is expected to come, if at all, only from potential increases in the price of our Class A Common Stock.
We have never declared or paid cash dividends on our capital stock, and you should not rely on an investment in our Class A Common Stock to provide dividend income. We anticipate that we will retain all of our future earnings, if any, to finance the growth and development of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of our Class A Common Stock will be your sole source of gain for the foreseeable future.

USE OF PROCEEDS
The Selling Stockholder is selling all of the shares of Class A Common Stock being sold in this offering. Accordingly, we will not receive any proceeds from the sale of shares of our Class A Common Stock being sold in this offering. See “Underwriting” and “Selling Stockholder.”

DIVIDEND POLICY
We have not paid any cash dividends on the Class A Common Stock to date. The payment of cash dividends is subject to the discretion of our board of directors and may be affected by various factors, including our future earnings, financial condition, capital requirements, share repurchase activity, current and future planned strategic growth initiatives, levels of indebtedness, and other considerations our board of directors deems relevant.

CAPITALIZATION
The following table sets forth our cash, cash equivalents and restricted cash and our capitalization as of September 30, 2024:
•
on an actual basis; and

•
on an as adjusted basis to reflect (1) this offering and (2) the Redemption (assuming no exercise of the underwriters’ option to purchase additional shares).

You should read this table together with our consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024 and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in such Quarterly Report.
	As of September 30, 2024
	Actual	As Adjusted
	(in thousands, except share amounts)
Cash, cash equivalents and restricted cash	$153,406	$153,406
Redeemable non-controlling interests	$810,612	$715,392
Stockholders’ deficit:
Class A Common Stock, 1,200,000,000 shares authorized, 106,283,709 shares issued or outstanding, actual; and 130,692,448 shares issued and outstanding, as adjusted	11	13
Class B Common Stock, 400,000,000 shares authorized, 195,800,000 shares issued or outstanding, actual; and 172,800,000 shares issued or outstanding, as adjusted	20	17
Additional paid-in capital	—	30,829
Accumulated other comprehensive loss	—	—
Accumulated deficit	(344,857)	(280,465)
Total stockholders’ deficit	(344,826)	249,606
Total capitalization	$191,420	$619,192
The number of shares of common stock to be outstanding after the completion of this offering and the Redemption is based on 106,283,709 shares of Class A Common Stock and 195,800,000 shares of Class B Common Stock outstanding as of September 30, 2024 and excludes shares issuable upon vesting, settlement or exercise of any warrants or equity awards and shares reserved for future issuance under any equity incentive plan or other stock plan or arrangement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK
The following is a discussion of the material U.S. federal income tax considerations related to the ownership and disposition by Non-U.S. Holders (as defined below) of shares of Class A Common Stock. This discussion applies only to shares of Class A Common Stock that are held as a capital asset for U.S. federal income tax purposes (generally property held for investment).
This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended from time to time (“Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the U.S. Internal Revenue Service (“IRS”) or formal written opinion from our tax advisors with respect to the statements made and the positions or conclusions described in the following summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements and conclusions.
This summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws, any tax treaties or any other tax law other than U.S. federal income tax law. Furthermore, this discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:
•
our founders, sponsor, officers or directors or other holders of shares of our Class B Common Stock or private placement warrants;

•
banks, insurance companies or other financial institutions;

•
tax-exempt or governmental organizations;

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•
dealers in securities or foreign currencies;

•
traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•
“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein (including S-corporations, regulated investment companies and real estate investment trusts);

•
persons deemed to sell shares of Class A Common Stock under the constructive sale provisions of the Code;

•
persons that acquired shares of Class A Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•
persons that actually or constructively own five percent or more of any class of our shares or of the total combined voting power or total value of our equity interests;

•
persons that hold shares of Class A Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•
persons subject to the alternative minimum tax.

HOLDERS ARE ENCOURAGED TO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF CLASS A

COMMON STOCK ARISING UNDER ANY OTHER TAX LAWS, INCLUDING BUT NOT LIMITED TO THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Non-U.S. Holder Defined
A “Non-U.S. Holder” is a beneficial owner of shares of Class A Common Stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:
•
an individual citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•
a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Class A Common Stock, the tax treatment of a partner in such partnership might depend upon the status of the partner or the partnership, upon the activities of the partnership and upon certain determinations made at the partnership or partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) to consult with their tax advisors regarding the U.S. federal income and other tax considerations of the ownership and disposition of shares of Class A Common Stock by such partnership.
Distributions
As discussed under the section entitled “Dividend Policy” above, we do not currently anticipate paying dividends. If we pay distributions of cash or other property to the holders of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in Class A Common Stock, that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in Class A Common Stock. Any remaining portion of the distribution will be treated as gain from the sale or exchange of Class A Common Stock and will be treated as described below under “— Gain or Loss on Sale or Other Taxable Exchange or Disposition of Class A Common Stock” below.
Subject to the withholding requirements under FATCA (as defined below) and other than with respect to effectively connected dividends, each of which is discussed below, any distribution treated as a dividend paid to a Non-U.S. Holder on Class A Common Stock generally will be subject to U.S. withholding tax at the rate of 30% of the gross amount of the distribution (unless an applicable income tax treaty provides for a lower rate). To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including, if applicable, cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder.
Any portion of a distribution that is treated as a dividend paid to a Non-U.S. Holder that is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, that is treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.
Gain or Loss on Sale or Other Taxable Exchange or Disposition of Class A Common Stock
Subject to the discussion below under “— Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of Class A Common Stock, unless:
•
the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•
such gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•
shares of Class A Common Stock constitute United States real property interests by reason of our status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes and, as a result, such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.
A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as provided under an applicable income tax treaty).
Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation; however, there can be no assurance in this regard. If we were to become a USRPHC, as long as our Class A Common Stock is or continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations, referred to herein as “regularly traded”), a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period, more than 5% of Class A Common Stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition thereof as a result of our status as a USRPHC. It is unclear how a Non-U.S. Holder’s ownership of warrants will affect the determination of whether such Non-U.S. Holder owns more than 5% of Class A Common Stock. We can provide no assurance as to our future status as a USRPHC or as to whether our Class A Common Stock will continue to be treated as regularly traded.
If we were to become a USRPHC and our Class A Common Stock were not considered to be regularly traded on an established securities market, a Non-U.S. Holder (regardless of the percentage of Class A Common Stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of Class A Common Stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from any such disposition.
Non-U.S. Holders are encouraged to consult with their tax advisors regarding the tax consequences related to ownership in a USRPHC.
Information Reporting and Backup Withholding
Any distributions paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).
Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of Class A Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of Class A Common Stock effected outside the United States by a non-U.S. office of a broker.
However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult with their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules to them in their particular circumstances.
Additional Withholding Requirements Under FATCA
Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends (including constructive dividends) on shares of Class A Common Stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of Class A Common Stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of shares of Class A Common Stock paid after January 1,

2019 would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Prospective investors are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in Class A Common Stock.
HOLDERS CONSIDERING THE OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING BUT NOT LIMITED TO, U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

SELLING STOCKHOLDER
The following table sets forth information regarding the beneficial ownership of our common stock by the Selling Stockholder, the number of shares of our Class A Common Stock offered hereby by the Selling Stockholder and information with respect to shares to be beneficially owned by the Selling Stockholder after completion of this offering and the Redemption. The number of shares of common stock outstanding and percentages of beneficial ownership provided in the table below (i) are based on the beneficial ownership as of December 15, 2024 and are based on 107,692,448 shares of Class A Common Stock and 195,800,000 shares of Class B Common Stock outstanding as of December 16, 2024 and (ii) do not give effect to any exercise of the underwriters’ option to purchase additional shares
Beneficial ownership has been determined under rules promulgated by the SEC. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage.
	Beneficial Ownership Prior to this Offering					Shares of Class A Common Stock to be Sold in the Offering	Beneficial Ownership After this Offering
Name of Selling Stockholder	Class A Common Stock		Class B Common Stock		% of Total Voting Power(1)		Class A Common Stock		Class B Common Stock		% of Total Voting Power(1)
	Shares	%	Shares	%			Shares	%	Shares	%
EVgo Holdings, LLC(2)	—	—	195,800,000	100.0	64.5%	23,000,000	—	—	172,800,000	100.0	56.9

(1)
Represents percentage of voting power of Class A Common Stock and Class B Common Stock voting together as a single class. Each share of Class B Common Stock has no economic rights but entitles the holder thereof to one vote for each EVgo OpCo Unit held by such holder. Accordingly, the holders of Class B Common Stock collectively have a number of votes in EVgo equal to the number of EVgo OpCo Units that they hold.

(2)
Includes all 195,800,000 shares of Class B Common Stock owned by EVgo Holdings LLC, a Delaware limited liability company (“EVgo Holdings”), which is controlled by Member Holdings. Member Holdings directly owns 5,882,352 shares (or 5.5%) of Class A Common Stock. The sole member of Member Holdings is LS Power Equity Partners IV, L.P., a Delaware limited partnership (“LSPEP IV”). LS Power Partners IV, LP, a Delaware limited partnership (“LSPEP IV GP”), is the general partner of LSPEP IV. The general partner of LSPEP IV GP is LS Power Fund IV GP, LLC, a Delaware limited liability company (“LSPEP IV Ultimate GP”), of whom LS Power Equity Advisors, LLC, a Delaware limited liability company (“LSP Advisors” and together with EVgo Holdings, Member Holdings, LSPEP IV, LSPEP IV GP and LSPEP IV Ultimate GP, the “LS Power Entities”), is the sole member. Each of LSPEP IV, LSPEP IV GP, LSPEP IV Ultimate GP and LSP Advisors may be deemed to have shared voting and investment power with respect to the shares directly owned by EVgo Holdings and Member Holdings and therefore may be deemed to beneficially own such shares. Mr. Nanus, through his position, relationship and/or affiliation with the LS Power Entities, may have shared voting and investment power with respect to the shares beneficially owned by the LS Power Entities. As such, Mr. Nanus may be deemed to have or share beneficial ownership of the shares beneficially owned by the LS Power Entities. Mr. Nanus disclaims beneficial ownership of such shares. The address of the principal business and principal office of each of the LS Power Entities is 1700 Broadway, 35th Floor, New York, New York 10019.

UNDERWRITING
The Selling Stockholder is offering the shares of Class A Common Stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Evercore Group L.L.C. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters and the Selling Stockholder. Subject to the terms and conditions of the underwriting agreement, the Selling Stockholder has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from the Selling Stockholder, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of Class A Common Stock set forth next to its name in the following table:
Name	Number of Shares
J.P. Morgan Securities LLC	5,980,000
Goldman Sachs & Co. LLC	3,450,000
Morgan Stanley & Co. LLC	3,450,000
Evercore Group L.L.C.	2,300,000
UBS Securities LLC	1,610,000
BofA Securities, Inc.	1,495,000
Citigroup Global Markets Inc.	1,495,000
RBC Capital Markets, LLC	805,000
TD Securities (USA) LLC	575,000
Needham & Company, LLC	460,000
Roth Capital Partners, LLC	460,000
Stifel, Nicolaus & Company, Incorporated	460,000
Capital One Securities, Inc.	172,500
Northland Securities, Inc.	172,500
Loop Capital Markets LLC	57,500
Siebert Williams Shank & Co., LLC	57,500
Total	23,000,000
The underwriters are committed to purchase all of the Class A Common Stock being offered if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The underwriters propose to offer the Class A Common Stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.1125 per share. Any such dealers may resell shares of Class A Common Stock to certain other brokers or dealers at a discount of up to $0.0375 per share from the public offering price. After the offering of the shares to the public, if all of the Class A Common Stock is not sold at the public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters. The offering of the Class A Common Stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The underwriters have an option to buy up to 3,450,000 additional shares of Class A Common Stock from the Selling Stockholder to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A Common Stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of Class A Common Stock less the amount paid by the underwriters to the Selling Stockholder per share of Class A Common Stock. The underwriting fee is $0.1875 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
Name	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$0.1875	$0.1875
Total	$4,312,500	$4,959,375
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1,050,000. We have agreed to reimburse the underwriters for expenses of up to $25,000. The underwriters have agreed to reimburse the Selling Stockholder for certain of its offering-related expenses. The Selling Stockholder has engaged Solebury Capital LLC (“Solebury”), an independent financial adviser and a member of FINRA, to provide certain financial consulting services in connection with this offering.
A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock, or publicly disclose the intention to undertake any such action, or (ii) enter into any swap or other agreement that transfers all or a portion of the economic consequences of ownership of any shares of Class A Common Stock or any such other securities (regardless of whether any such transactions are to be settled by the delivery of shares of Class A Common Stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC, for a period of 60 days after the date of this prospectus supplement (the “restricted period”), other than the shares of Class A Common Stock to be sold in this offering.
The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of Class A Common Stock or securities convertible into or exercisable for shares of Class A Common Stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock units (“RSUs”) (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus supplement; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of Class A Common Stock or securities convertible into or exercisable or exchangeable for shares of Class A Common Stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus supplement; or (iii) our filing of any registration statement on Form S-3 or post-effective amendment to any registration statement on Form S-3 pursuant to that certain Registration Rights Agreement dated as of July 1, 2021 by and among EVgo and the shareholders named therein; (iv) our filing of any registration statement on Form S-8 or post-effective amendment to any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus supplement or any assumed benefit plan pursuant to an acquisition or similar strategic transaction; or (v) establishing or facilitating the establishment of a trading plan on behalf of us or one of our stockholders, officers or directors pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Class A Common Stock, provided that (a) such plan does not provide for the transfer of shares of Class A Common Stock during the restricted period, as defined below, and (b) to the extent we are required to or voluntarily make a public announcement or filing under the Exchange Act regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of shares of Class A Common Stock may be made under such plan during the restricted period.
Our directors and executive officers and the Selling Stockholder (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, during the restricted period, may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock (including, without limitation, Class A Common Stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the Class A Common Stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.
The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, to an immediate family member or to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (ii) by will or intestacy, (iii) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (iv) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iii), (v) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to members or stockholders of the lock-up party, (vi) by operation of law, (vii) to us from an employee upon death, disability or termination of employment of such employee, (viii) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering, (ix) in connection with the vesting, settlement or exercise of RSUs, options, warrants or other rights to purchase shares of Class A Common Stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, or in open market sales solely in an amount sufficient to cover withholding taxes due in connection with the vesting, settlement or exercise of such RSUs, options, warrants or rights, (x) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all our stockholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the same restrictions during the restricted period, or (xi) pursuant to a trading plan pursuant to Rule 10b5-1 under the Exchange Act established prior to the date of the underwriting agreement; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to the same restrictions during the restricted period; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of Class A Common Stock or warrants to acquire shares of Class A Common Stock, provided that any Class A Common Stock or warrant received upon such conversion would be subject to the same restrictions during the restricted period; (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that any such plan (i) does not provide for the transfer of lock-up securities during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of shares of Class A Common Stock may be made under such plan during the restricted period; and (e) the exchange, conversion or redemption of (i) shares of Class B Common Stock and (ii) EVgo OpCo units into shares of Class A Common Stock in accordance with their terms, provided that the shares of Class A Common Stock received in such exchange would be subject to the same restrictions during the restricted period.
J.P. Morgan Securities LLC, in its sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.
We and the Selling Stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
The Class A Common Stock is listed/quoted on the Nasdaq under the symbol “EVGO.”
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A Common Stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock while this offering is in progress. These stabilizing transactions may include making short sales of Class A Common Stock, which involves the sale by the underwriters of a greater number of shares of Class A Common Stock than they are required to purchase in this offering, and purchasing shares of Class A Common Stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A Common Stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A Common Stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A Common Stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the Class A Common Stock or preventing or retarding a decline in the market price of the Class A Common Stock, and, as a result, the price of the Class A Common Stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
Selling Restrictions
General
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.
Notice to Prospective Investors in Canada
The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, Section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the prospectus regulation (“the Prospectus Regulation”), except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)   to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)   in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of securities shall require EVgo or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any securities being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129. References to the Prospectus Regulation includes, in relation to the United Kingdom, the Prospectus Regulation as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018.
Notice to Prospective Investors in the United Kingdom
No shares have been offered or will be offered to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time under the following exemptions from the UK Prospectus Regulation:
(a)   to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or
(c)   in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, as amended (“FSMA”), provided that no such offer of the shares shall require the Company or the underwriters to publish a prospectus pursuant to Section 85 of FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
Each person in the United Kingdom who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.
In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the United Kingdom to qualified investors, in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Notice to Prospective Investors in Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.
In relation to its use in the Dubai International Financial Center (“DIFC”), this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Notice to Prospective Investors in the United Arab Emirates
The securities have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the DIFC) other than in compliance with the laws of the United Arab

Emirates (and the DIFC) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the DFSA.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (“Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the securities may only be made to persons (“Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.
The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese person (“Japanese Person”) or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Hong Kong
The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“Ordinance”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the securities were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (“SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:
a)   to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
b)   where no consideration is or will be given for the transfer;
c)   where the transfer is by operation of law; or
d)   as specified in Section 276(7) of the SFA.
Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of the securities, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the securities are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Bermuda
Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.
Notice to Prospective Investors in the British Virgin Islands
The securities are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The securities may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (“BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Notice to Prospective Investors in Israel
Neither we nor the Selling Stockholder has taken any action to permit a public offering of our securities outside the United States, however, our securities may be offered certain countries in a manner that will not require the publication of a prospectus under the laws of the country. Persons outside the U.S. who come into possession of this prospectus supplement must inform themselves about and observe any restrictions relating to the offering of our securities and the distribution of this prospectus supplement outside the U.S.
In Israel, the offering of our securities is available only to investors listed in the First Addendum of the Israeli Securities Law of 1968, as amended, or the Addendum. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the shares offered hereunder. The shares cannot be resold in Israel other than to investors listed in the Addendum purchasing for their own account (or, where permitted under the Addendum, for the account of their clients who are investors listed in the Addendum) and not for distribution or resale purposes. No action will be taken in Israel that would permit an offering of the shares offered hereunder, or the distribution of any offering document or any other material to the public in Israel. This registration statements has not been reviewed or approved by the Israel Securities Authority. Any materials provided to an investor in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by the Company or the underwriters. Nothing in the above should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Israeli Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any shares and in purchasing the shares, the investors acknowledge they do so based on their own understanding, for their own benefit and for their own account and not with the aim or intention of distributing or offering to other parties. The investors further declare that they have the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of the purchase of the shares, without relying on any of the materials provided to them.

LEGAL MATTERS
The validity of the shares of our Class A Common Stock offered by this prospectus supplement will be passed upon for the Company by Freshfields US LLP. Certain legal matters in connection with this offering will be passed upon for the Selling Stockholder by Vinson & Elkins L.L.P. The underwriters are being represented in connection with this offering by Latham & Watkins LLP.
EXPERTS
The consolidated financial statements of EVgo Inc. and subsidiaries as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus supplement is part of a registration statement we filed with the SEC relating to the securities we may offer. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to EVgo and its securities, you should refer to the registration statement and the exhibits.
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus supplement, over the Internet at the SEC’s website at www.sec.gov.
Our website address is www.evgo.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus supplement.
INCORPORATION BY REFERENCE
The SEC rules allow EVgo to “incorporate by reference” information into this prospectus supplement, which means that EVgo can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that EVgo files with the SEC will automatically update and supersede that information. We have filed a registration statement on Form S-3 with the SEC with respect to the securities being offered pursuant to this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus omit certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus supplement and the accompanying prospectus. Statements in this prospectus supplement and the accompanying prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference.
This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC (other than those documents or the portions of those documents not deemed to be filed):
•
our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 6, 2024;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 3, 2024;

•
our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 7, 2024, for the quarter ended June 30, 2024, filed with the SEC on August 1, 2024, and for the quarter ended September 30, 2024, filed with the SEC on November 12, 2024;

•
our Current Reports on Form 8-K filed with the SEC on January 17, 2024, April 2, 2024, May 7, 2024, May 16, 2024, September 19, 2024 and December 12, 2024 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01); and

•
the description of our Class A Common Stock set forth in our registration statements on Form 8-A filed on September 29, 2020 and July 1, 2021 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus supplement and the accompanying prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement and the accompanying prospectus, any applicable prospectus supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement and the accompanying prospectus.
All reports and other documents that EVgo subsequently files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC (including any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K), will also be incorporated by reference into this prospectus and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.
You may request a free copy of any documents incorporated by reference in this prospectus supplement by writing or telephoning EVgo at the following address:
EVgo Inc.
11835 West Olympic Boulevard, Suite 900E
Los Angeles, CA 90064
(877) 494-3833
Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus supplement or the accompanying prospectus.
You may also access these documents free of charge on the SEC’s website at www.sec.gov or on the “Investors” page of our website at investors.evgo.com. Other than such documents, information contained on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus supplement or the accompanying prospectus.
This prospectus supplement and the accompanying prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

PROSPECTUS
EVgo Inc.
$750,000,000
Class A Common Stock
Preferred Stock
Up to 200,747,717 Shares of Class A Common Stock
Up to 18,097,120 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 3,148,569 Private Placement Warrants

This prospectus relates to the issuance by EVgo Inc., a Delaware corporation (formerly known as Climate Change Crisis Real Impact I Acquisition Corporation or “CRIS”) (the “Company, “EVgo,” “we,” “our” or “us”), of (i) shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”), and shares of preferred stock (“Preferred Stock”) that may be offered from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering and (ii) up to an aggregate of 18,097,120 shares of Class A Common Stock, which consists of (a) up to 3,148,569 shares of Class A Common Stock that are issuable upon the exercise of 3,148,569 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering consummated on October 2, 2020 (the “IPO”) of CRIS, at an exercise price of $11.50 per share, and (b) up to 14,948,551 shares of Class A Common Stock that are issuable upon the exercise of 14,948,551 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the IPO, at an exercise price of $11.50 per share of Class A Common Stock.
This prospectus also relates to the offer and resale from time to time by the selling securityholders of EVgo Inc. named in this prospectus (the “Selling Securityholders”) of (i) up to 200,747,717 shares of our Class A Common Stock, including (a) shares of Class A Common Stock that may be issued upon the redemption of units in EVgo OpCo, LLC, a Delaware limited liability company (“EVgo OpCo” and such units, “OpCo Units”), together with an equal number of shares of our Class B common stock, $0.0001 par value per share (“Class B Common Stock”), (b) shares of Class A Common Stock converted from shares of Class B Common Stock in connection with our initial business combination, (c) shares of Class A Common Stock that may be issued upon exercise of Private Placement Warrants and (c) shares of Class A Common Stock sold to investors (“PIPE Investors”) in a private placement for a purchase price of $10.00 per share (the “PIPE Shares”) and (ii) up to Private Placement Warrants.
This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will not receive any proceeds from the sale of shares of Class A Common Stock or Private Placement Warrants by the Selling Securityholders or of shares of Class A Common Stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.
We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares of Class A Common Stock or Private Placement Warrants in the section entitled “Plan of Distribution.”
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Our Class A Common Stock and Public Warrants are listed on the Nasdaq Global Select Market (the “Nasdaq”) under the symbols “EVGO” and “EVGOW,” respectively. On August 24, 2022, the closing price of our Class A Common Stock was $9.69 and the closing price of our Public Warrants was $2.22.

See the section entitled “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before buying the Company’s securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 25, 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, EVgo and the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by the Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of any Warrants. We will receive proceeds from any exercise of the Warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
On July 1, 2021 (the “CRIS Close Date”), the Company consummated the previously announced transaction (the “CRIS Business Combination”) pursuant to that certain Business Combination Agreement, dated January 21, 2021 (the “Business Combination Agreement”), by and among the Company, EVgo Holdings, LLC, a Delaware limited liability company (“EVgo Holdings”), EVgo HoldCo, LLC, a Delaware limited liability company, EVgo OpCo and CRIS Thunder Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company.
On the CRIS Close Date, and in connection with the closing of the CRIS Business Combination (the “Closing”), the Company changed its name from Climate Change Crisis Real Impact I Acquisition Corporation to EVgo Inc.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “EVgo,” “we,” “our,” “us” and similar terms refer to EVgo Inc. (f/k/a Climate Change Crisis Real Impact I Acquisition Corporation) and its consolidated subsidiaries. References to “CRIS” refer to our predecessor company prior to the consummation of the CRIS Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement, or some of the information incorporated herein by reference, contains statements that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding future financial performance, business strategies, expansion plans, future results of operations, estimated revenues, losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on EVgo management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus and any accompanying prospectus supplement, words such as “may,” “might,” “should,” “could,” “would,” “expect,” “plan,” “possible,” “potential,” “predict,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus and any accompanying prospectus supplement and in any document incorporated by reference in this prospectus may include, for example, statements about:
•
changes adversely affecting EVgo’s business;

•
the risks associated with cyclical demand for EVgo’s services and vulnerability to industry downturns and regional or national downturns;

•
fluctuations in EVgo’s revenue and operating results;

•
unfavorable conditions or further disruptions in the capital and credit markets;

•
EVgo’s ability to generate cash, service indebtedness and incur additional indebtedness;

•
competition from existing and new competitors;

•
the growth of the electric vehicle market;

•
EVgo’s ability to integrate any businesses it acquires;

•
EVgo’s ability to recruit and retain experienced personnel;

•
risks related to legal proceedings or claims, including liability claims;

•
EVgo’s dependence on third-party contractors to provide various services;

•
EVgo’s ability to obtain additional capital on commercially reasonable terms;

•
the impact of COVID-19, including COVID-19 related supply chain disruptions and expense increases;

•
safety and environmental requirements that may subject EVgo to unanticipated liabilities;

•
general economic or political conditions, including the armed conflict in Ukraine; and other factors detailed under the section entitled “Risk Factors” and in EVgo’s periodic filings with the SEC.

EVgo’s SEC filings are available publicly on the SEC website at www.sec.gov. The forward-looking statements contained in this prospectus are based on EVgo’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond EVgo’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of EVgo’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this prospectus and in any document incorporated herein by reference should not be relied upon as representing EVgo’s views as of any subsequent date, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY OF THE PROSPECTUS
This summary contains basic information about EVgo and the offering. Because it is a summary, it does not contain all the information that you should consider before investing in EVgo’s securities. You should read and carefully consider this entire prospectus before making an investment decision, especially the information presented under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” the documents incorporated by reference in this prospectus and EVgo’s consolidated financial statements and the related notes incorporated by reference in this prospectus.
EVgo Inc.
EVgo owns and operates the United States’ largest public direct current fast charging network by number of locations and the first to be powered by 100% renewable electricity through the use of renewable energy certificates. Founded in 2010 and a key leader in fast charging, EVgo’s network of charging stations provides electric vehicle (“EV”) charging infrastructure to consumers and businesses. With a rapid rise in electrification expected over the next two decades, EVgo offers the essential infrastructure technology and services required to help the world transition to a cleaner, more sustainable future.
EVgo has been a leader and innovator in the EV charging space and is well positioned to continue to capitalize on its sustainable first mover and first learner advantages as EV adoption accelerates. More than 130 million people in the U.S. live within a 10-mile drive of one of EVgo’s fast charging stations, and the Company’s network is capable of charging all EV models and charging standards currently available in the U.S. The Company partners with automotive original equipment manufacturers, national and regional chains of grocery stores, hotels, shopping centers, gas stations, parking lot operators, local governments and independent property owners in order to locate and deploy its EV charging infrastructure.
Corporate Information
The Company was originally incorporated in the State of Delaware on August 4, 2020, as a special purpose acquisition company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. CRIS completed its IPO on October 2, 2020. In July 2021, the Company consummated the CRIS Business Combination and changed its name to “EVgo Inc.”
The mailing address of EVgo’s principal executive office is 11835 West Olympic Boulevard, Suite 900E, Los Angeles, California 90064, and its phone number is (877) 494-3833. The Company’s website address is www.evgo.com. Information contained on EVgo’s website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING
Issuer
EVgo Inc.
Issuance of Class A Common Stock and Preferred Stock
We may offer and sell shares of Class A Common Stock and Preferred Stock from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering, such that the maximum aggregate offering price does not exceed $750 million. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds of such offerings for general corporate purposes. See “Use of Proceeds.”
Issuance of Class A Common Stock Underlying Warrants
Shares of Class A Common Stock Offered by Us
18,097,120 shares of Class A Common Stock issuable upon exercise of the Warrants, consisting of (i) 3,148,569 shares of Class A Common Stock that are issuable upon the exercise of 3,148,569 Private Placement Warrants and (ii) 14,948,551 shares of Class A Common Stock that are issuable upon the exercise of 14,948,551 Public Warrants
Shares of Common Stock Outstanding Prior to Exercise of All Warrants
264,878,584 shares (as of August 1, 2022)
Shares of Common Stock Outstanding Assuming Exercise of All Warrants
282,975,704 shares (based on the total shares outstanding as of August 1, 2022)
Exercise Price of the
Warrants
$11.50 per share, subject to adjustments as described herein
Use of Proceeds
We will receive up to an aggregate of approximately $208.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”
Resale of Class A Common Stock and Warrants
Shares of Class A Common Stock Offered by the Selling Securityholders
200,747,717 shares of Class A Common Stock (including up to 3,148,569 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants and 195,800,000 shares of Class A Common Stock that may be issued upon redemption of OpCo Units and a corresponding number of shares of Class B Common Stock)
Warrants Offered by the Selling Securityholders
3,148,569 Private Placement Warrants
Redemption
The Private Placement Warrants are redeemable in certain circumstances in accordance with the Warrant Agreement dated September 29, 2020, between CRIS and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). See “Description of Securities — Redeemable Warrants” for further discussion.

Use of Proceeds
We will not receive any proceeds from the sale of shares of Class A Common Stock or Private Placement Warrants (assuming the cashless exercise provision is used) by the Selling Securityholders.
Transfer Restrictions
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Restrictions on Resale of Securities.”
Market for Class A Common Stock and Public
Warrants
Our Class A Common Stock and Public Warrants are currently traded on the Nasdaq under the symbols, “EVGO” and “EVGOW,” respectively.
Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing our securities.

RISK FACTORS
An investment in EVgo’s securities involves a high degree of risk. You should carefully consider the risks incorporated by reference to EVgo’s most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus as updated by EVgo’s subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. EVgo’s business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not known to it or that it considers immaterial as of the date of this prospectus. The trading price of EVgo’s securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. See “Incorporation by Reference.”
USE OF PROCEEDS
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the sale of securities we are offering for general corporate purposes. This may include, among other things, additions to working capital, repayment or refinancing of any indebtedness or other corporate obligations, financing of capital expenditures and acquisitions and investment in existing and future projects. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement or free writing prospectus.
All of the Class A Common Stock and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $208.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.
REDEMPTION OF OPCO UNITS AND CLASS B COMMON STOCK
EVgo is organized in an “Up-C” structure and operates its business through CRIS Thunder Merger Sub, LLC (“Thunder Sub”) and its subsidiaries, including EVgo OpCo. On the CRIS Close Date, Thunder Sub and EVgo Holdings entered into the amended and restated limited liability company agreement of EVgo OpCo (the “EVgo OpCo A&R LLC Agreement”). Pursuant to the EVgo OpCo A&R LLC Agreement, each OpCo Unit (other than an OpCo Unit held by Thunder Sub), together with one share of Class B Common Stock, will be redeemable, subject to certain conditions, for either one share of Class A Common Stock or, at EVgo OpCo’s election, an amount of cash approximately equivalent to the market value of one share of Class A Common Stock. As holders of OpCo Units exchange their OpCo Units and Class B Common Stock for Class A Common Stock, our relative ownership interest in EVgo OpCo will correspondingly increase.

SELLING SECURITYHOLDERS
This prospectus relates to the possible resale by the Selling Securityholders of up to 200,747,717 shares of our Class A Common Stock and 3,148,569 Private Placement Warrants. The PIPE Investors acquired shares of Class A Common Stock pursuant to separate subscription agreements entered into and effective as of January 21, 2021 (the “Subscription Agreements”). Climate Change Crisis Real Impact I Acquisition Holdings, LLC, a Delaware limited liability company (the “Sponsor”), acquired shares of Class A Common Stock and Private Placement Warrants exercisable for shares of Class A Common Stock concurrently with our IPO (including shares converted from Class B Common Stock held by initial stockholders (the “initial stockholders”) of CRIS (the “Founder Shares”) into Class A Common Stock in connection with the Business Combination). Mary Powell, Richard, L. Kauffman, Mimi Alemayehou, Anne Frank-Shapiro, Daniel Gross, Amir Mehr and Stephen Moch, our former directors, each acquired Founder Shares in connection with the Company’s IPO, which shares converted into Class A Common Stock at the Closing. Following the Closing, the Company is organized in an “Up-C” structure with EVgo Holdings holding 195,800,000 units in EVgo OpCo (the “EVgo OpCo Units”) and an equal number of shares of Class B Common Stock. See “Redemption of OpCo Units and Class B Common Stock.”
When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, or other transferees who later come to hold any of the Class A Common Stock or Private Placement Warrants other than through a public sale, including through a distribution by such Selling Securityholders to their members.
The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth the name and address of the Selling Securityholders, the aggregate number of shares of Class A Common Stock and Private Placement Warrants that the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. We have based percentage ownership prior to this offering on 69,078,584 shares of Class A Common Stock, 195,800,000 shares of Class B Common Stock and 3,148,569 Private Placement Warrants outstanding, in each case as of August 1, 2022. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Securityholder, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular Selling Securityholder’s Private Placement Warrants, if any, and did not assume the exercise of any other Selling Securityholder’s Private Placement Warrants.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A Common Stock or Private Placement Warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock and Private Placement Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Unless otherwise indicated below, the address of each beneficial owner listed in the table below is 11835 West Olympic Boulevard, Suite 900E, Los Angeles, CA 90064.

Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned prior to Offering	Private Placement Warrants Beneficially owned prior to Offering	Number of Shares of Class A Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Warrants are Sold
					Shares	Percent	Number	Percent
EVgo Holdings, LLC(1)	195,800,000	—	195,800,000	—	—	—	—	—
Healthcare of Ontario Pension Plan Trust Fund(2)	510,252	—	388,000	—	122,252	*	—	—
Blackwell Partners LLC – Series A(3)	165,000	—	165,000	—	—	—	—	—
Maso Capital Investments Limited(3)	19,800	—	19,800	—	—	—	—	—
STAR V PARTNERS LLC(3)	74,900	—	74,900	—	—	—	—	—
Jay H. Bernstein	50,000	—	50,000	—	—	—	—	—
PIMCO private funds(4)	3,709,819	—	352,037	—	3,357,782	*	—	—
VanEck Global Hard Assets Fund(5)	308,000	—	308,000	—	—	—	—	—
VanEck Global Natural Resources Portfolio, a series of Brighthouse Funds Trust II(5)	635,000	—	635,000	—	—	—	—	—
VanEck VIP Global Hard Assets Fund(5)	157,000	—	157,000	—	—	—	—	—
Wellington Management Company LLP(6)	523,100	—	523,100	—	—	—	—	—
Mary Powell	30,000	—	30,000	—	—	—	—	—
Mimi Alemayehou	25,000	—	25,000	—	—	—	—	—
Anne Frank-Shapiro	43,500	—	43,500	—	—	—	—	—
Daniel A. Gross	20,962	—	3,375	—	17,587	*	—	—
Amir Chireh Mehr	24,000	—	24,000	—	—	—	—	—
Stephen Moch	7,500	—	7,500	—	—	—	—	—
Elizabeth J. Comstock	1,101,924	524,761	565,201	524,761	11,962	*	—	—
David W. Crane	974,963	524,762	450,201	524,762	—	—	—	—
Isabella Livaudais de la Houssaye	40,000	—	40,000	—	—	—	—	—
Philip Cason Crane	10,000	—	10,000	—	—	—	—	—
David Hughes Crane	5,000	—	5,000	—	—	—	—	—
Isabella Livaudais de la Houssaye Crane	5,000	—	5,000	—	—	—	—	—
Oliver Heath Crane	5,000	—	5,000	—	—	—	—	—
Christopher Mayhew Crane	5,000	—	5,000	—	—	—	—	—
Leslie D. Biddle	15,000	—	15,000	—	—	—	—	—
Evelyn Marti	6,250	—	6,250	—	—	—	—	—
Christine E. Avots	6,250	—	6,250	—	—	—	—	—
Kristofer Holz	18,000	—	18,000	—	—	—	—	—
John A. Cavalier	624,962	524,761	100,201	524,761	—	—	—	—
Cavalier SPAC LLC(7)	524,762	524,762	—	524,762	—	—	—	—
Orchard Hill Family LLC(8)	979,962	524,761	455,201	524,761	—	—	—	—
Comstock 2020 Family Trust(9)	979,963	524,762	455,201	524,762	—	—	—	—
TOTAL	207,405,869(10)	3,148,569	200,747,717(10)	3,148,569	3,509,583	*	—	—

*
Represents beneficial ownership of less than 1%.

(1)
EVgo Holdings is controlled by EVgo Member Holdings, LLC, a Delaware limited liability company (“EVgo Member”). The sole member of EVgo Member is LS Power Equity Partners IV, L.P., a Delaware limited partnership (“LSPEP IV”), which is managed by LS Power Equity Advisors, LLC, a Delaware limited liability company (and together with EVgo Member and LSPEP IV, the “LS Power Entities”). Joseph Esteves and David Nanus, through their positions, relationship and/or affiliations with LS Power Entities, may have shared voting and investment power with respect to the shares beneficially owned by the LS Power Entities. As such, Messrs. Esteves and Nanus may be deemed to have or share beneficial ownership of the shares beneficially owned by the LS Power Entities. Messrs. Esteves and Nanus disclaim beneficial ownership of such shares.

(2)
The address of Healthcare of Ontario Pension Plan Trust Fund is 1 York Street, Suite 1900, Toronto, Ontario M5J 0B6.

(3)
The Selling Securityholder is managed by Maso Capital Partners Limited. Manoj Jain and Sohit Khurana may be deemed to have voting and investment power over the shares held by the Selling Securityholder. The address of the selling securityholder is 8/F Print House, 6 Duddell St., Central, Hong Kong.

(4)
Includes (i) 176,020 shares of Class A Common Stock held by OC III LVS IX LP, a Delaware limited partnership (“COF 3”), and (ii) 176,017 shares of Class A Common Stock held by TOCU XXXVII LLC, a Delaware limited liability company or its affiliate (“TOCU” and, together with COF 3, each a PIMCO private fund). Pacific Investment Management Company, LLC, as the investment manager of each of the PIMCO private funds, may be deemed to have or to share voting and dispositive power over the shares of Class A Common Stock beneficially owned by each of the PIMCO private funds. The business address for each of the PIMCO private funds named in this footnote is c/o Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, California 92660.

(5)
VanEck Associates Corp. is the investment advisor for: VanEck Global Hard Assets Fund and VanEck VIP Global Hard Assets Fund. VanEck Associates Corp. is the investment subadvisor for: VanEck Global Natural Resources Portfolio, a Series of Brighthouse Funds Trust II. The address of each entity named herein is 666 Third Ave., 9th Floor, New York, NY 10017.

(6)
The registered holders of the referenced shares to be registered is the following entity affiliated with Wellington Management Company, LLP (“WMC”): Next Generation Vehicles Master Fund (Cayman) L.P. (523,100). WMC has the power to vote and dispose the securities held by the Selling Securityholders named herein pursuant to WMC’s investment management relationship with each of the Selling Securityholders. WMC is a subsidiary of Wellington Management Group LLP (“WMG”). WMG is a Massachusetts limited liability partnership, privately held by 172 partners (as of July 1, 2020). There are no external entities with any ownership interest in the firm. Individual percentages of ownership are confidential. However, no single partner owns or has the right to vote more than 5% of the partnership’s capital. Additional information about WMC is available in Form ADV filed with the SEC. The address of the entity named herein is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210 ATTN: Private Investment Services.

(7)
The Selling Securityholder is managed by John A. Cavalier, who may be deemed to have voting and investment control over the subject securities.

(8)
The Selling Securityholder is managed by David W. Crane, who may be deemed to have voting and investment control over the subject securities.

(9)
The Selling Securityholder is managed by Gina D. Silvestri as trustee, who may be deemed to have voting and investment control over the subject securities.

(10)
Includes 3,148,569 shares of Class A Common Stock issuable upon the exercise of 3,148,569 Private Placement Warrants.

RESTRICTIONS ON RESALE OF SECURITIES
The letter agreement entered into concurrently with the Business Combination Agreement by and among CRIS, certain co-investors, the Sponsor and the other initial stockholders contains provisions that subject 718,750 Founder Shares held by the initial stockholders to forfeitures if shares of Class A Common Stock do not trade at a volume weighted average price per share equal to or greater than $15.00 for 20 out of 30 consecutive trading days within the five years following the Closing.

PLAN OF DISTRIBUTION
We are registering shares of Class A Common Stock and Preferred Stock that may be offered from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. Additionally, we are registering the issuance by us of up to 3,148,569 shares of our Class A Common Stock issuable upon the exercise of the Private Placement Warrants and 14,948,551 shares of our Class A Common Stock issuable upon the exercise of the Public Warrants. We are also registering the resale by the Selling Securityholders of up to 3,148,569 Private Placement Warrants and 200,747,717 shares of our Class A Common Stock. Such shares include all shares of Class A Common Stock held by the Selling Securityholders, shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants, shares of Class A Common Stock issuable upon the redemption of OpCo Units, together with an equal number of shares of Class B Common Stock, and PIPE Shares. The Selling Securityholders may offer and sell, from time to time, their respective shares of Class A Common Stock and Private Placement Warrants covered by this prospectus.
We are required to pay all fees and expenses incident to the registration of the shares of our Class A Common Stock, Preferred Stock and Private Placement Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all discounts and commissions and discounts, if any, attributable to their sale of shares of our Class A Common Stock or Private Placement Warrants.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Class A Common Stock or Private Placement Warrants by one or more of, or a combination of, the following methods:
•
underwritten transactions (whether on a firm commitment or best efforts basis, including through bought deals);

•
exchange distributions and/or secondary distributions;

•
sales directly to one or more purchasers;

•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
through the distribution of securities by a Selling Securityholder to its partners, members or stockholders;

•
short sales and delivery of the shares of Class A Common Stock to close out short positions enter into after the effective date of this registration statement;

•
sales by broker-dealers of shares of Class A Common Stock that are loaned or pledged to such broker-dealers;

•
through the writing or settlement of options or other hedging transactions, whether through an option exchange of otherwise;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
sales on the Nasdaq or on any national securities exchange or quotation service on which our Class A Common Stock may be listed or quoted at the time of the sale;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
sales through agents or to or through underwriters or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
in privately negotiated transactions;

•
in options transactions;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
Additionally, the Selling Securityholders may elect to make an in-kind distribution of their shares of Class A Common Stock and Private Placement Warrants to their respective members, partners or stockholders. To the extent that such members, partners or stockholders are not affiliates or ours, such members, partners of stockholders would thereby receive freely tradable securities pursuant to the distribution through this registration statement. The Selling Securityholders also may transfer their shares of Class A Common Stock and Private Placement Warrants in other circumstances, in which case the transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
This prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may fix a price or prices of our Class A Common Stock at:
•
market prices prevailing at the time of any sale under this registration statement;

•
prices related to market prices; and

•
negotiated prices.

A Selling Securityholder may change the price of the Class A Common Stock offered from time to time.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. If applicable through securities laws, the third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. If a Selling Securityholder uses underwriters in an offering, it will execute an underwriting agreement with such underwriters. If a Selling Securityholder uses an underwriting syndicate, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If a Selling Securityholder uses underwriters for a sale of Class A Common Stock, the underwriters will acquire the shares for their own accounts. The underwriters may resell the Class A Common Stock from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedents and the underwriters will be obligated to purchase all of the offered securities if any are purchased.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer or agent may be deemed to be underwriting discounts and commissions. Any underwriters, broker-dealers or agents will be identified in the applicable prospectus supplement and their compensation will be described. A Selling Securityholder may enter into agreements with the underwriters, broker-dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act.
Underwriters, broker-dealers or agents and their associates may engage in other transactions with and perform other services for us in the ordinary course of business.
If so indicated in a prospectus supplement, a Selling Securityholder will authorize underwriters or other persons acting as such Selling Securityholder’s agents to solicit offers by institutional investors to purchase shares of Class A Common Stock pursuant to contracts providing for payment and delivery on a future date. A Selling Securityholder may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
The specific terms of any lock-up provisions in respect of any given offering will be described in any applicable prospectus supplement.

DESCRIPTION OF SECURITIES
The following summary of the material terms of EVgo’s securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to EVgo’s second amended and restated certificate of incorporation (the “Charter”), amended and restated bylaws (the “Bylaws”) and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. EVgo urges you to read each of its Charter, Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of EVgo’s securities.
Authorized and Outstanding Stock
The Company is authorized to issue a total of 1,610,000,000 shares of capital stock, consisting of 1,200,000,000 authorized shares of its Class A Common Stock, 400,000,000 authorized shares of its Class B Common Stock and 10,000,000 authorized shares of its Preferred Stock. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. As of August 1, 2022, there were outstanding 69,078,584 shares of Class A Common Stock, 195,800,000 shares of Class B Common Stock, no shares of Preferred Stock, and 18,097,120 warrants.
Common Stock
Class A Common Stock
Voting Rights.   Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, holders of shares of Class A Common Stock will possess all voting power for the election of the Company’s directors and all other matters requiring stockholder action and will at all times vote together as one class with holders of shares of Class B Common Stock on all matters properly submitted to a vote of the Company’s stockholders. Holders of shares of Class A Common Stock are entitled to one vote per share on matters to be voted on by stockholders and do not have cumulative voting rights in the election of directors.
Dividend Rights.   Holders of shares of Class A Common Stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by EVgo’s board of directors (the “Board of Directors”) in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation Rights.   In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, holders of shares of Class A Common Stock will be entitled to receive an equal amount per share of all of the Company’s assets of whatever kind available for distribution to stockholders, after the rights of holders of the Preferred Stock have been satisfied and after payment or provision for payment of the Company’s debts and other liabilities.
Other Matters.   Holders of shares of Class A Common Stock have no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to Class A Common Stock.
Class B Common Stock
Voting Rights.   Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, holders of shares of Class B Common Stock will possess all voting power for the election of the Company’s directors and all other matters requiring stockholder action and will at all times vote together as one class with holders of shares of Class A Common Stock on all matters properly submitted to a vote of the Company’s stockholders. Holders of shares of Class B Common Stock are entitled to one vote per share on matters to be voted on by stockholders and do not have cumulative voting rights in the election of directors.
Dividend Rights.   Holders of shares of Class B Common Stock are not entitled to share in any dividends or other distributions unless the dividend consists of shares of the Company’s Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B

Common Stock and a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock on the same terms as simultaneously paid to holders of shares of Class A Common Stock.
Liquidation Rights.   In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, holders of shares of Class B Common Stock are not entitled to receive any portion of any such assets in respect of their shares of Class B Common Stock.
Redemption Right.   Holders of shares of Class B Common Stock generally have the right to cause EVgo OpCo to redeem all or a portion of the OpCo Units together with a corresponding number of shares of Class B Common Stock in exchange for, at EVgo OpCo’s election, a corresponding number of shares of Class A Common Stock or an approximately equivalent amount of cash as determined pursuant to the terms of the EVgo OpCo A&R LLC Agreement. Upon the future exchange of OpCo Units held by any holder of shares of Class B Common Stock, a corresponding number of shares of Class B Common Stock held by such holder of OpCo Units will be cancelled. Shares of Class B Common Stock can only be transferred with their corresponding OpCo Units in accordance with the EVgo OpCo A&R LLC Agreement.
Other Matters.   Holders of shares of Class B Common Stock have no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to Class B Common Stock.
Election of Directors
The Board of Directors is classified into three classes, designated as Class I, Class II and Class III. The directors first elected to Class I will hold office for a term expiring at the Company’s 2022 annual meeting of stockholders; the directors first elected to Class II will hold office for a term expiring at the Company’s 2023 annual meeting of stockholders; and the directors first elected to Class III will hold office for a term expiring at the Company’s 2024 annual meeting of stockholders. At each succeeding annual meeting of the stockholders, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
Preferred Stock
Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board of Directors is able, without stockholder approval, to issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of holders of common stock and could have anti-takeover effects. The ability of the Board of Directors to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management. The Company has no shares of Preferred Stock outstanding at the date hereof.
Redeemable Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire on July 1, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company is not obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrant is exercisable and the Company is not obligated to issue shares of Class A Common Stock upon exercise of a warrant unless Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant is not entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event is the Company required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.
Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $18.00.   The Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of Class A Common Stock for any 20 trading days within a 30‑trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders (which the Company refers to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-Dilution Adjustments”).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $10.00.   Once the warrants become exercisable, EVgo may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Class A Common Stock (as defined below in the immediately following paragraph) except as otherwise described below;

•
if, and only if, the Reference Value (as defined above under the heading “— Redeemable Warrants — Public Warrants — Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Warrants — Anti-Dilution Adjustments”); and

•
if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Warrants — Anti-Dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by the Company pursuant to this redemption feature, based on the “fair market value” of Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume-weighted average price of Class A Common Stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. The Company will provide its warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the market value and the newly issued price as set forth under the heading “— Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date	Redemption Date Fair Market Value of Class A Common Stock
(period to expiration of warrants)	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Class A Common Stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to holders of warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A Common Stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to holders of warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per whole warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by the Company pursuant to this redemption feature, since they will not be exercisable for any Class A Common Stock.
This redemption feature differs from the typical warrant redemption features used in many other blank check companies, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of Class A Common Stock is below the exercise price of the warrants. The Company established this redemption feature to provide it with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of September 29, 2020. This redemption right provides the Company with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to its capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. The Company is required to pay the applicable redemption price to warrant holders if the Company chooses to exercise this redemption right and it will allow the Company to quickly proceed with a redemption of the warrants if it determines it is in its best interest to do so. As such, the Company would redeem the warrants in this manner when it believes it is in its best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, the Company can redeem the warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to its capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If the Company chooses to redeem the warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than Class A Common Stock pursuant to the Warrant Agreement, the warrants may be exercised for such security.
Redemption Procedures.   A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments.   If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of shares of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the historical fair market value (as defined below) will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon conversion or exercise and (ii) “historical fair market value” means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
The warrants were issued in registered form under the Warrant Agreement. On October 5, 2020, the Company filed a copy of the Warrant Agreement with the SEC as Exhibit 4.1 to its Current Report on Form 8-K. The Warrant Agreement contains a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the warrant holder.
Private Placement Warrants
The Private Placement Warrants will not be redeemable by the Company (except as described above under “— Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by holders on the same basis as the warrants included in the units sold in the IPO.
Except as described above under “— Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering the warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of the Company’s Class A Common Stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to holders of warrants, as applicable. The reason the Company agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at that time whether they will be affiliated with the Company following an initial business combination. If they remain affiliated with the Company, their ability to sell the Company’s securities in the open market will be significantly limited. The

Company expects to have policies in place that prohibit insiders from selling the Company’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Company’s securities, an insider cannot trade in the Company’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, the Company believes that allowing holders to exercise such warrants on a cashless basis is appropriate.
Registration Rights
In connection with the Closing, the Company, the Sponsor and the other initial stockholders terminated the existing registration rights agreement and entered into the registration rights agreement (the “Registration Rights Agreement”) with EVgo Holdings (together with the Sponsor, the other initial stockholders and any person or entity who becomes a party to the Registration Rights Agreement, the “Holders”) that grant certain resale registration rights with respect to (a) the Private Placement Warrants (including any shares of Class A Common Stock issued or issuable upon the exercise of any Private Placement Warrants), (b) shares of Class A Common Stock issued or issuable upon conversion of any Founder Shares, (c) any outstanding shares of Class A Common Stock held by a Holder as of the date of the Registration Rights Agreement, (d) any shares of Class A Common Stock issued or issuable upon exchange of OpCo Units and shares of Class B Common Stock held by a Holder as of the date of the Registration Rights Agreement, and (e) any other equity security of the Company issued or issuable with respect to the registrable securities, subject to the terms and conditions set forth in the Registration Rights Agreement.
Pursuant to the Registration Rights Agreement, the Company filed a registration statement on Form S-1, originally filed with the SEC on July 20, 2021 (File Number 333-258052) (the “Registration Statement”), registering the resale of the registrable securities permitted to be registered for resale from time to time pursuant to the applicable rules and regulations under the Securities Act. The Registration Statement was declared effective on July 30, 2021. The Company will use its reasonable best efforts to cause the Registration Statement to remain effective, in accordance with the Registration Rights Agreement. The Registration Rights Agreement also provides holders with certain customary demand and piggyback registration rights. The Company has filed the Registration Statement to satisfy such obligations. Additionally, the Company agreed that, as soon as reasonably practicable after it is eligible to register holders’ securities on a registration statement on Form S-3, the Company will file a new registration statement with the SEC (at its sole cost and expense), and the Company will use its reasonable best efforts to cause such new registration statement to become effective and remain effective, in accordance with the Registration Rights Agreement. The registration statement of which this prospectus forms a part is being filed to satisfy such obligation.
Pursuant to Subscription Agreements effective as of January 21, 2021 entered into with a number of purchasers to purchase from the Company a total of 40,000,000 PIPE Shares, the Company agreed to file with the SEC (at its sole cost and expense) a registration statement registering the resale of the PIPE Shares, and the Company agreed to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof. The Registration Statement initially filed on July 20, 2021 and declared effective on July 30, 2021 included the PIPE Shares.
Certain Anti-Takeover Provisions of Delaware Law, the Company’s Charter and Bylaws
The Company’s Charter provides that it opted out of Section 203 of the Delaware General Corporation Law (the “DGCL”). However, the Company’s Charter contains similar provisions providing that it may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•
prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination was approved by the Board of Directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the Company’s voting stock.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board of Directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
The Company’s Charter provides that LS Power (as defined in the Company’s Charter) and its affiliates, any of its respective direct or indirect transferees who hold at least 15% of the Company’s outstanding common stock after such transfer and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.
The Company’s authorized but unissued common stock and Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Transfer Agent and Registrar
The transfer agent for the Class A Common Stock and warrant agent for the Warrants is Continental Stock Transfer & Trust Company. The transfer agent and warrant agent’s telephone number and address is (212) 509-4000 and 1 State Street, 30th Floor, New York, NY 10004.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for the Company by Vinson & Elkins L.L.P.
EXPERTS
The consolidated financial statements of EVgo Inc. (formerly known as EVgo Holdco, LLC and EVgo Services LLC) and subsidiaries as of December 31, 2021 and 2020, and for the year ended December 31, 2021 (Successor) and the periods from January 16, 2020 to December 31, 2020 (Successor) and January 1, 2020 to January 15, 2020 (Predecessor), have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
EVgo has filed a registration statement under the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to EVgo and its securities, you should refer to the registration statement and the exhibits.
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at www.sec.gov.
Our website address is www.evgo.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INCORPORATION BY REFERENCE
The SEC rules allows EVgo to “incorporate by reference” information into this prospectus, which means that EVgo can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that EVgo files with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
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EVgo’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 24, 2022;

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the information specifically incorporated by reference into EVgo’s Annual Report on Form 10-K from its Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 8, 2022;

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EVgo’s Quarterly Reports on Form 10 Q for the quarters ended March 31, 2022 and ended June 30, 2022, filed with the SEC on May 13, 2022 and August 10, 2022, respectively;

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EVgo’s Current Reports on Form 8-K filed with the SEC on April 7, 2022, May 11, 2022, May 16, 2022, May 23, 2022, July 14, 2022 and August 9, 2022; and

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the description of EVgo’s Class A Common Stock set forth in our registration statement on Form 8-A filed on September 29, 2020 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents that EVgo subsequently files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, including all such documents that EVgo may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
You may request a free copy of any documents incorporated by reference in this prospectus by writing or telephoning EVgo at the following address:
EVgo Inc.
11835 West Olympic Boulevard
Suite 900E
Los Angeles, CA 90064
(877)494-3833
Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus or any accompanying prospectus supplement.

23,000,000 Shares
EVgo Inc.
Class A Common Stock

PROSPECTUS SUPPLEMENT

Lead Book-Running Managers
J.P. Morgan	Goldman Sachs & Co. LLC	Morgan Stanley	Evercore ISI
Book-Running Managers
UBS Investment Bank	BofA Securities	Citigroup	RBC Capital Markets	TD Cowen
Co-Managers
Needham & Company	Roth Capital Partners	Stifel	Capital One Securities
Northland Capital Markets	Loop Capital Markets	Siebert Williams Shank
December 16, 2024